Exhibit 2.2

PURCHASE AND SALE AGREEMENT
among
BCC-FORELAND LLC
as Seller
and
EARTHSTONE ENERGY, INC.
and
EARTHSTONE ENERGY HOLDINGS, LLC,
as Buyer

Dated
September 30, 2021

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Exhibit List

Exhibit	Title
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Surface Interests
Exhibit A-4	Contracts
Exhibit A-5	Permits
Exhibit B	Form of Assignment
Exhibit C	Form of Buyer’s Officer’s Certificate
Exhibit D	Form of Seller’s Officer’s Certificate
Exhibit E	Form of Seller’s Certificate of Non-Foreign Status

[Remainder of page left blank]

(continued)
Schedule List

Schedule	Title
Schedule 2.2	Allocated Values
Schedule 4.1(b)(2)	Proceedings for Delinquent Statutory Liens and Encumbrances
Schedule 4.1(b)(3)	Proceedings for Delinquent Taxes
Schedule 4.1(b)(8)	Lease Expirations
Schedule 4.1(b)(9)	Proceedings for Delinquent Liens
Schedule 4.1(b)(10)	Liens
Schedule 6.7	Litigation
Schedule 6.8	Preferential Rights to Purchase and Required Consents
Schedule 6.10	Compliance with Laws
Schedule 6.12	Environmental Matters
Schedule 6.13(g)	Tax Partnerships
Schedule 6.14	Capital Projects; AFEs
Schedule 6.16	Imbalances
Schedule 6.19(a)	Non-Consent Operations
Schedule 6.19(b)	Payout Balances
Schedule 6.22	Plugging and Abandonment
Schedule 6.23	Insurance
Schedule 6.24	Foreland JDA
Schedule 8.1(c)	Expenses
Schedule 9.8	Allocation
Schedule K	Knowledge

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), dated September 30, 2021 (the “Execution Date”), is by and among BCC-Foreland LLC, a Delaware limited liability company (“Seller”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Buyer”), and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”). Earthstone, Buyer and Seller are, individually, a “Party,” and are, collectively, the “Parties.” Capitalized terms used in this Agreement have the meaning given such terms in Annex I to this Agreement.
RECITALS
A.    Seller desires to sell the Assets.
B.    Buyer desires to purchase the Assets.
C.    Seller and Buyer wish to accomplish the foregoing sale and purchase, all under the terms and conditions of this Agreement.
D.    Concurrently with the execution and delivery of this Agreement, Foreland Investments LP, a Delaware limited partnership (“Foreland”), Buyer and Earthstone are entering into a related transaction pursuant to a Purchase and Sale Agreement (as it may be amended, the “Foreland PSA”) for the sale of certain “Assets” (as defined in the Foreland PSA).
AGREEMENT
In consideration of the mutual promises, covenants, and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the Assets.
Section 1.2    Assets. As used herein, the term “Assets” means all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, other than the Excluded Assets:
(a)    all of the oil and gas leases, oil, gas and mineral leases, subleases, royalties, overriding royalties, production payments, net profits interests, carried interests and farmout rights (together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations in such leases set forth on Exhibit A-1), described on Exhibit A-1 (collectively, the “Leases”), and all the lands covered by the Leases (the “Lands”), including all rights in or to any pooled, unitized, communitized, or consolidated acreage by virtue of the Leases or Lands being a part thereof (the “Units”);
(b)    the oil, gas, water, disposal, monitoring, injection, and other wells located on, under, or within, or pooled with, the Leases and Lands, in each case, whether producing, operating, plugged, shut-in, or temporarily or permanently abandoned, described on Exhibit A-2 (collectively, the “Wells”, and together with the Leases, Lands and Units, the “Properties” and individually as a “Property”);
(c)    (1) all Hydrocarbons produced from, allocated to, or attributable to the Properties on or after the Effective Time (or the proceeds from the sale of such Hydrocarbons); (2) all Inventory as of the Effective Time in respect of which the Cash Consideration is increased in accordance with Section 2.3(d)(2) (or the proceeds thereof as determined in accordance with Section 2.3(d)(2)); and (3) all Imbalance Volumes, together with all rights and benefits from or in connection with Imbalance Volumes;
(d)    all surface leases, surface use agreements, road access agreements, road use agreements, water rights, servitudes, rights-of-way, easements, and other similar surface rights to operate the Properties, or used in connection with any of the Properties, including those described on Exhibit A-3 (the “Surface Interests”);
(e)    all pipelines, flowlines, gathering systems, field offices, yards, and buildings (together with, to the extent transferable, all fixtures, furniture, and equipment located in or at any such offices, yards, or buildings), compressors, meters, tanks, pumps, machinery, tools, pulling machines, utility lines, tangible personal property, equipment, fixtures, improvements and other appurtenances, in each case that, as of or after the Effective Time, are located on the Properties and previously or currently used (or held for use) in connection with (1) the ownership and operation of the Properties or (2) the exploration, development, drilling for, production, gathering, treatment, handling, processing, storing, transporting, sale, or disposal of Hydrocarbons or water produced from the Properties (the “Facilities”);
(f)    to the extent assignable or transferable by Seller without payment of additional fees and/or other penalties (unless Buyer agrees in advance in writing to pay such additional fees and/or other penalties), all Permits used or held for use in connection with the ownership or operation of the Properties, Surface Interests, or the Facilities, including those Permits described on Exhibit A-5;
(g)    to the extent assignable or transferable without payment of additional consideration (unless Buyer agrees in advance in writing to pay such additional consideration), all Contracts insofar as such Contracts relate to the ownership or operation of the Properties, Surface Interests or the Facilities, described on Exhibit A-4;
(h)    the Records;
(i)    all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering the

Properties, in each case only to the extent such data is transferable without the payment of any fee or additional consideration to a third Person (unless Buyer agrees in advance in writing to pay such fee or consideration) and to the extent that such data is transferable without the breach of any confidentiality restrictions owed to any Person other than Seller or its Affiliates; and
(j)    all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, insurance contracts to the extent assignable and transferable, and defenses), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to or cover any Assets or Assumed Liabilities.
Section 1.3    Excluded Assets. The Assets do not include, and Seller does hereby expressly except and exclude from this Agreement and the Transaction and reserves to itself, each of the following (the “Excluded Assets”):
(a)    all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses, and any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, or other claims of any nature in favor of Seller), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to any of the Retained Liabilities or Seller’s indemnity obligations under this Agreement;
(b)    any accounts receivable, trade accounts, accounts payable (other than Suspense Funds), or any other receivables attributable to the Assets and accruing in the period before the Effective Time;
(c)    any documents related to the process of selling the Assets, including Seller’s or its Affiliates’ economic projections or analyses relating to the Assets and any proposal received with respect to the Assets;
(d)    all corporate, financial (including consolidated financial statements), Tax, and legal (other than title opinions) records of Seller unrelated to the Assets;
(e)    all contracts of insurance and contractual indemnity rights unless otherwise assigned or transferred pursuant to Section 1.2(j);
(f)    except to the extent related to an upward adjustment to the Cash Consideration, all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto (and, for the avoidance of doubt, excluding Inventory as of the Effective Time and Imbalance Volumes);
(g)    all claims for refunds, credits, or similar benefits relating to Seller Taxes;
(h)    all documents and instruments of Seller (or any Affiliate of Seller) that are (1) subject to un-Affiliated third-Person contractual restrictions on disclosure or transfer (unless Buyer notifies Seller in advance in writing that it is willing to pay a specific fee associated therewith (if any), to such unaffiliated third Person in which case Seller will request that any such restriction be waived without the requirement for Seller to make payment of additional consideration), (2) interpretative or subjective data, (3) personnel information, and (4) Income Tax information and claims retained by Seller received from, and records of negotiations with, third Persons and economic analyses associated therewith except as provided in Article IX;
(i)    the files, records, and data relating to the Assets that are maintained by Seller or its Affiliates (1) on Seller’s or its Affiliate’s email systems or (2) in emails, schedules, notes, calendars, contacts, or task lists of the employees of Seller or its Affiliates, in each case of (1) and (2), excepting and excluding from the foregoing any privileged attorney-client communications or documents (other than title opinions);
(j)    all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering any portion of the Properties, in each case only to the extent such data is not transferable (including any such data that is only transferable, for example, upon the payment of any fee or additional consideration (unless Buyer agrees in advance in writing to pay such fee or consideration)) or the transfer of which would result in a breach of any confidentiality restrictions owed to Persons other than Seller or its Affiliates;
(k)    all master service agreements and all drilling contracts;
(l)    any logo, service mark, copyright, trade name, domain name, phone number, or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller; and
(m)    refunds due Seller by a third Person for any overpayment of rentals, royalties, excess royalty interests, or production payments attributable to the Assets with respect to any period of time prior to the Effective Time.
Section 1.4    Effective Time. If the Closing occurs, possession of the Assets shall be transferred from Seller to Buyer at Closing, but certain financial benefits and obligations of the Assets shall be transferred and assumed effective as of 12:01 a.m., Central Time, on July 1, 2021 (the “Effective Time”), as further set forth in this Agreement.
ARTICLE II
PURCHASE PRICE
Section 2.1    Base Purchase Price; Deposit.
(a)    Base Purchase Price. The “Base Purchase Price” for the Assets is Twenty-Five Million Six Hundred Sixty Thousand and no/100 U.S. Dollars (U.S. $25,660,000.00) (the “Cash Consideration”).
(b)    Deposit. As an earnest money deposit, Buyer shall deliver to the Escrow Agent, within one Business Day after the Execution Date, by wire transfer of immediately available funds to the Escrow Account, $2,560,000.00 (such amount, together with any interest earned thereon, the “Deposit”), to be held in accordance with the terms of this Agreement.
(c)    Application of Deposit. If the transaction contemplated by this Agreement (the “Transaction”) closes, the Deposit shall be applied as a credit to the Cash Consideration at Closing and applied in accordance with Article XIV. If this Agreement is terminated prior to Closing, the Deposit shall be distributed or retained under Article XI.
Section 2.2    Allocated Values. Solely for the purposes of this Agreement, Buyer and Seller have allocated the Unadjusted Base Purchase Price among the Assets as set forth in Schedule 2.2. No Party makes any representation or warranty concerning the accuracy of the Allocated Values.
Section 2.3    Adjustments to Cash Consideration. All adjustments to the Cash Consideration shall be made according to the factors described in this Section 2.3 and without duplication.
(a)    Proration of Costs and Revenues. For purposes of determining the amounts of the adjustments to the Cash Consideration provided for in this Section 2.3, the principles set forth in this Section 2.3(a) apply. Buyer is entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets at or after the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Expenses or other expenses (in accordance with this Agreement) incurred (i) at and after the Effective Time, and (ii) prior to the Effective Time as provided in Section 14.1. Seller is entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets prior to the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, is interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.3(a), (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run and (2) gaseous Hydrocarbons (including any natural gas liquids recovered by virtue of processing such gaseous Hydrocarbons) shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters, or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall request that OpCo utilize reasonable interpolative procedures, reasonably consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available; provided that if Buyer requests, Seller shall use reasonable efforts to request that Foreland or OpCo, as applicable, provide Buyer the data and information utilized by Seller in preparing such allocation.

(b)    Preliminary Settlement Statement. The Closing Amount will be set out in a “Preliminary Settlement Statement” prepared in good faith by Seller and submitted to Buyer no later than five Business Days prior to the Closing Date for Buyer’s review and comment. Seller shall provide Buyer written wire transfer instructions for payment of the Closing Amount, and the Parties shall cooperate in good faith to settle on the contents of the Preliminary Settlement Statement, and execute the same, at Closing. If the Parties cannot agree on the Preliminary Settlement Statement prior to such time, the Preliminary Settlement Statement as presented by Seller will be used to adjust the Cash Consideration at Closing. The Preliminary Settlement Statement will set forth the Closing Amount and associated calculation of such adjustments used to determine the Closing Amount. After Closing, the Cash Consideration will be adjusted in the Final Settlement Statement under Section 13.1.
(c)    Property Expenses. The term “Property Expenses” means, without duplication, costs and expenses incurred that are attributable to the ownership, exploration, development and operation of the Assets, including capital expenses, operating expenses, joint interest billings, any expense chargeable to the joint account under the applicable operating agreement (including overhead costs charged to the Assets, or if none, charged to the Assets on the same basis as charged on the Execution Date (subject to the below exclusions)), lease operating expenses, lease rental and maintenance costs, Burdens, drilling expenses, completion expenses, workover expenses, and geological, geophysical, any other exploration, development, transportation, compression, processing, or maintenance expenditures chargeable under applicable agreements; provided, however, that Property Expenses do not include, without limitation, liabilities, Losses, costs, and expenses to the extent arising or attributable to Asset Taxes (which are apportioned under Article IX), Income Taxes, Transfer Taxes imposed on any transfer of the Assets under this Agreement, and obligations to pay working interests, royalties, overriding royalties or other interests, in each case held in suspense, Seller indemnity obligations related to breaches of this Agreement and the Retained Liabilities, Seller’s or any of its Affiliates’ overhead or general and administrative expenses, transfer or consent fees related to the transfer or assignment of any of the Assets, Remediation Costs to remedy any Environmental Defect and the costs to correct, cure, and remedy any Title Defect, in either case, timely and correctly asserted in accordance with this Agreement. Property Expenses (X) charged by OpCo or Affiliates of Seller, other than those charged by the operator of the Assets in the ordinary course of business, shall be limited to those charged under, and shall not exceed the amounts set forth in, the Material Contracts scheduled pursuant to Section 6.9  and (Y) shall exclude any penalties, fees, deficiency, make-up or cash settlement payments, offsets, volumetric deficiency balances that accrued prior to the Effective Time or other charges or deficiencies charged by OpCo, an Affiliate or any third Person (or to whom a deficiency may be so accrued or owed) against Seller to the extent related to any failure by Seller or its Affiliates to have delivered minimum volumes to meet the minimum delivery or similar commitment required to be delivered prior to the Effective Time (or prior to the Closing Date) (all of which pre-Effective Time or pre-Closing charges, as applicable, shall be Seller’s responsibility for all purposes under this Agreement and shall constitute Retained Liabilities for purposes hereof).
(d)    Upward Adjustments. The Cash Consideration will be adjusted upward by, without duplication:

(1)    an amount equal to all proceeds received and retained by Buyer or any of its Affiliates from the production, transportation, gathering, processing, treating, or sale of Hydrocarbons produced from or attributable or credited to the Assets prior to the Effective Time, excluding Inventory, less any costs, Burdens, Taxes, transportation, quality, or other deductions, differentials and post-production costs and expenses paid or borne by Buyer or any of its Affiliates;
(2)    an amount equal to the value of all Inventory as of the Effective Time, or, if such Inventory has not been sold, an amount equal to (i) the volume of Inventory (with respect to (x) oil or (y) natural gas if such natural gas is measured on an Mcf basis) or heating content (with respect to natural gas if such natural gas is measured on an MMBtu basis) multiplied by (ii) the average sales price received by Seller or its Affiliates for the sale of like volumes or heating content for the month of June 2021 (net of any deductions or Taxes);
(3)    an amount equal to all Property Expenses attributable to periods from and after the Effective Time that are paid or borne by Seller or any of its Affiliates;
(4)    to the extent not covered in the preceding paragraph, an amount equal to the prepaid Property Expenses (other than any Income Taxes, Asset Taxes, and Transfer Taxes imposed on any transfer of the Assets under this Agreement) attributable to the Assets from and after the Effective Time that were paid or borne by or on behalf of Seller or its Affiliates and that have not been incurred as of the Effective Time, including lease rentals, prepaid compressor and other rental charges, prepaid rights of way and license fees, and prepaid utility charges;
(5)    all expenses, including capital expenditures, incurred and paid by or on behalf of Seller in connection with the Capital Projects or AFEs described on Schedule 6.14 incurred or paid after the Effective Time;
(6)    an amount equal to all Asset Taxes allocable to Buyer in accordance with Section 9.1 or Section 9.2 that are paid or borne by Seller or any of its Affiliates (excluding, for the avoidance of doubt, any Asset Taxes that were taken into account in determining the “proceeds received and retained” by Seller under Section 2.3(e)(1));
(7)    an amount equal to the upward adjustment contemplated by Section 2.3(f) as a result of any Imbalance Volumes, if any;
(8)    an amount equal to the Title Benefit Amount, if any; and
(9)    any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.
(e)    Downward Adjustments. The Cash Consideration will be adjusted downward by, without duplication:

(1)    an amount equal to all proceeds received and retained by Seller or its Affiliates from the production, transportation, gathering, processing, treating, or sale of Hydrocarbons produced from or attributable or credited to the Assets from and after the Effective Time, and less any Property Expenses, Burdens, Taxes, transportation, quality or other deductions, differentials and post-production costs and expenses paid or borne by Seller or any of its Affiliates;
(2)    an amount equal to all Property Expenses attributable to periods before the Effective Time that are paid or borne by Buyer or any of its Affiliates;
(3)    an amount equal to all Asset Taxes allocable to Seller in accordance with Section 9.1 or Section 9.2 that are paid or borne by Buyer or any of its Affiliates (excluding, for the avoidance of doubt, any Asset Taxes that were taken into account (x) in determining the “proceeds received and retained” by Buyer under Section 2.3(d)(1) or (y) under Section 2.3(d)(2));
(4)    an amount equal to the Title Defect Adjustment, if applicable;
(5)    an amount equal to the Environmental Defect Adjustment, if applicable;
(6)    an amount equal to the Suspense Funds, if applicable;
(7)    any Net Casualty Loss;
(8)    an amount equal to the downward adjustment contemplated by Section 2.3(f), if any;
(9)    an amount equal to the Allocated Value as contemplated by Section 4.5(a), if any;
(10)    an amount equal to the Allocated Value as contemplated by Section 4.5(b), if any;
(11)    to the extent actually paid by Buyer, an amount equal to Seller’s portion of the fees and costs charged by the Escrow Agent associated with the Escrow Agreement contemplated by Section 14.5(d)(5); and
(12)    any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.
(f)    Well and Pipeline Imbalance Adjustments. The Parties shall adjust the Cash Consideration at Closing and in the Final Settlement Statement under Section 13.1(a) (if needed) either up (if as of the Effective Time there is a net under-production or over-delivery Imbalance Volume), or down (if as of the Effective Time there is a net over-production or under-delivery Imbalance Volume), as appropriate, by an amount equal to $2.50 per Mmbtu for any pipeline, gathering system, transportation system, or processing plant imbalances and $2.50 per

Mcf for any wellhead imbalances. All Imbalance Volumes generated after the Effective Time will be the responsibility of Buyer.
Section 2.4    Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that Buyer and its Affiliates shall use commercially reasonable efforts to provide Seller notice of any amounts otherwise payable that it intends to deduct and withhold at least five days prior to making such withholding, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
BUYER’S DUE DILIGENCE; DISCLAIMERS
Section 3.1    Access to Records. From and after the Execution Date and until Closing, and subject to Sections 8.3(a) and 8.3(b), Seller will make the Records available to Buyer and its Representatives electronically (on an ftp or similar site) to permit Buyer and its Representatives to perform Buyer’s due diligence review. Subject to the consent and cooperation of third Persons, Seller will use commercially reasonable efforts to assist Buyer in Buyer’s efforts to obtain, at Buyer’s sole expense, such additional information from third Persons as Buyer may reasonably request in writing for the purposes of Buyer’s due diligence review. Buyer and its Representatives may inspect (and, at Buyer’s expense, make copies of) the Records and such additional information only to the extent such inspection does not violate any legal privilege of Seller or its Affiliates or contractual commitment of Seller or its Affiliates to a third Person that is not an Affiliate of any member of the Seller Group.
Section 3.2    Access to the Assets.
(a)    Access. Subject to Section 5.1, to the extent that Seller, or its Affiliates may do so, Seller shall grant Buyer, its Representatives, and the Environmental Consultant access to the Assets during Seller’s or any of its Affiliates, as applicable, normal business hours so Buyer, its Representatives, and the Environmental Consultant may conduct, at Buyer’s sole risk and expense, a non-invasive on-site surface inspection of all or any portion of the Assets and an inspection and review of Seller’s files covering environmental matters, all solely in accordance with the Phase I Activities (each, an “Environmental Assessment”). Buyer shall (and shall cause Buyer’s Representatives and the Environmental Consultant to) give Seller or its Affiliates (as applicable) reasonable (and in no event any less than 48 hours’) prior written notice before entering onto any of the Assets, and Seller or its designee(s) shall have the right to accompany Buyer, its Representatives, and the Environmental Consultant whenever they are on site of the Assets. Buyer shall not conduct an ASTM Phase II environmental assessment or any sampling, boring, drilling, or other invasive investigation activities (all of such assessments or sampling are “Invasive Activities”) without the prior notice and written consent of Seller, which consent Seller may withhold for any or no reason in its sole and absolute discretion. If Buyer, its

Representatives, or the Environmental Consultant prepares any environmental assessment or report of any Asset (including any Environmental Assessment or Invasive Activities, if permitted by Seller), Buyer shall keep, and shall cause such Representatives and/or the Environmental Consultant to keep, such report or assessment confidential and furnish copies thereof to Seller within one week of receipt thereof by Buyer, its Affiliates, or its or their Representatives. In connection with any on-site inspections, if any, prior to Closing, Buyer (1) shall comply with, and will cause its Representatives and the Environmental Consultant to comply with, all requirements of the operators of the Assets, (2) shall not materially interfere with, and will cause its Representatives and the Environmental Consultant not to materially interfere with, the normal operation of the Assets or Seller’s business, and (3) represents that it and its Representatives and the Environmental Consultant are adequately insured for such activities.
(b)    Indemnity. Buyer waives and releases, and shall defend, indemnify, save, and hold the Seller Group harmless from and against any and all Losses arising out of, resulting from, or relating to the access afforded to Buyer, its Representatives, and the Environmental Consultant under this Agreement or the activities of Buyer, its Representatives, or the Environmental Consultant related to such access, even if such Losses arise out of or result from, solely or in part, the sole, joint or concurrent negligence, strict liability, or other fault or violation of Law of or by a member of the Seller Group, but excluding the gross negligence or willful misconduct of any member of the Seller Group and, without limiting Seller’s obligations and Buyer’s rights with respect to any Environmental Defect discovered by Buyer and its representatives in the course of Buyer’s environmental assessment and timely and validly asserted by Buyer in accordance with this Agreement. This Section 3.2(b) will survive the termination of this Agreement.
Section 3.3    Disclaimers.
(a)    Except for the express representations and warranties of Seller in this Agreement, Seller’s Certificate and the special warranty of Defensible Title in the Assignment, the Assets are being conveyed by Seller to Buyer without warranty of any kind, express, implied, statutory, common law or otherwise, and the Parties hereby expressly disclaim, waive, and release (and Buyer acknowledges it has not relied upon) any warranty of merchantability, condition or safety and any warranty of fitness for a particular purpose, in each case whether express, implied, statutory, common law, or otherwise; and, subject to the express representations and warranties of Seller in this Agreement, Seller’s Certificate and the special warranty of Defensible Title in the Assignment, Buyer accepts the Assets, “as is, where is, with all faults.” EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND SELLER'S CERTIFICATE, ALL DESCRIPTIONS OF THE WELLS, FACILITIES, PERSONAL PROPERTY, FIXTURES, STRUCTURES, AND OTHER ASSETS HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER'S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. BUYER EXPRESSLY WAIVES (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) THE

WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY LAW.
(b)    Except for the express representations and warranties of Seller in this Agreement, Seller’s Certificate and the special warranty of Defensible Title in the Assignment, Seller hereby expressly disclaims and negates (and Buyer acknowledges it has not relied upon) any implied, statutory or express warranty at common law, by statute, or otherwise relating to (1) the accuracy, completeness, or materiality of any of the records or other information furnished with respect to this Agreement or the Assignment, (2) contents, character or nature of any report of any petroleum engineering consultant, or any engineering, geological or seismic data or interpretation relating to the Assets; (3) the existence or extent of reserves or the value of the Assets based thereon; (4) the condition or state of repair of any of the Assets; (5) the ability of the Properties to produce Hydrocarbons, including production rates, decline rates, and recompletion opportunities; (6) regulatory matters; (7) the present or future value of the anticipated income, costs, or profits, if any, to be derived from the Assets; (8) the environmental condition of the Assets; (9) any projections as to events that could or could not occur; or (10)  the Tax attributes of any Assets. Any data, information, or other Records furnished by or on behalf of Seller or any of its Affiliates, except as to any Schedule, are provided to Buyer as a convenience and Buyer’s reliance on or use of the same is at Buyer’s sole risk, and Buyer acknowledges it has not relied upon the same.
(c)    The disclaimers and denials of warranty in this Section 3.3 also extend to any express or implied representation or warranty as to the prices Buyer and Seller are or will be entitled to receive from production of Hydrocarbons or other substances from the Properties (and Buyer acknowledges it has not relied upon the same), it being acknowledged, agreed, and expressly understood that all reserve, price, and value estimates upon which Buyer has relied or is relying have been derived by the individual and independent evaluation of Buyer. Buyer also stipulates, acknowledges, and agrees that reserve reports are only estimates of projected future Hydrocarbon volumes, future finding costs, and future oil and/or gas sales prices, all of which factors are inherently impossible to predict accurately even with all available data and information.
(d)    Except for the express representations and warranties of Seller in Section 6.12 and Seller’s Certificate, Seller has not and will not make (and Buyer acknowledges it has not relied upon) any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the Release of Hazardous Substances into the Environment, or the protection of human health, safety, natural resources, or the environment, or any other environmental condition of the Assets, and nothing in this Agreement, any other transaction documents or otherwise shall be construed as such a representation or warranty, and subject to the express representations and warranties of Seller in Section 6.12 and Seller’s Certificate, Buyer shall be deemed to be taking the Assets “As Is” and “Where Is” with all faults for purposes of their environmental condition, and Buyer has made or caused to be made such environmental inspections or environmental assessments as Buyer deems appropriate.

(e)    The Parties hereby acknowledge that, to the extent required by Law, the disclaimers contained in this Agreement are “conspicuous” for the purposes of such Law.
ARTICLE IV
TITLE MATTERS
Section 4.1    Definitions.
(a)    Defensible Title. As used herein, the term “Defensible Title” means such record, contractual, or beneficial title of Seller in any Lease or Well (except for Permitted Encumbrances), as of the Effective Date, the Defect Notice Date and the Closing Date, that:
(1)    in the case of each Lease described on Exhibit A-1, only as to portions of any Leases covered by a Well insofar as necessary to own, operate, perform subsequent operations with respect to such Well and produce, store and transport Hydrocarbons from such Well, and in the case of each Well described on Exhibit A-2 only insofar as to the Target Formation for such Well entitles Seller to receive not less than the NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2, except as otherwise stated on Exhibit A-2;
(2)    in the case of each Well described on Exhibit A-2, only insofar as to the Target Formation for such Well, obligates Seller to bear the WI for such Well not greater than the WI set forth in the column “Working Interest (WI)” on Exhibit A-2 with respect to such Well, except as otherwise stated on Exhibit A-2; and
(3)    only as to the Target Formation, with respect to each Well, is free and clear of Encumbrances other than Permitted Encumbrances.
If a Well has not been given an Allocated Value, Seller shall be deemed to have Defensible Title to such Well.
(b)    Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means:
(1)    Burdens, to the extent such Burdens do not operate to reduce Seller’s NRI for any Well to below the NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2;
(2)    statutory liens or encumbrances arising out of operation of Law with respect to a Loss incurred in the normal course of business and that are (i) not delinquent or (ii) if delinquent, that are being contested in good faith by appropriate proceedings which proceedings are described on Schedule 4.1(b)(2);
(3)    liens for Taxes or assessments (i) not yet due and delinquent or (ii) if delinquent, that are being contested in good faith by appropriate proceedings which proceedings are described on Schedule 4.1(b)(3);

(4)    all Customary Post-Closing Consents;
(5)    easements, rights-of-way, servitudes, land use permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Well;
(6)    rights of a common owner of any interest in rights-of-way or easements currently held by Seller, to the extent that the same do not materially interfere with the use, ownership and/or operation of any of the Assets (as currently used, owned and/or operated as of the Execution Date or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s));
(7)    the terms and conditions of the Material Contracts to the extent that such Material Contracts do not operate to reduce Seller’s NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2;
(8)    pre-Closing Lease expiration as a result of the expiration of the primary term of a Lease between the Effective Time and Closing to the extent and only to the extent set forth on Schedule 4.1(b)(8) as of the Execution Date;
(9)    materialmen’s, mechanics’, operators’, or other similar liens arising by operation of Law in the ordinary course of business incidental to operation of the Assets (i) that secure amounts (A) not yet due or delinquent or (B) if delinquent, are being contested in good faith by appropriate proceedings which proceedings are described on Schedule 4.1(b)(9), or (ii) for which the applicable statute of limitations has expired on or prior to the Execution Date;
(10)    liens, security interests, or encumbrances created under Leases, operating agreements, communitization, unitization, and pooling agreements, production sales contracts or by operation of Law securing amounts not yet due or delinquent (which are, to Seller’s Knowledge, set forth on Schedule 4.1(b)(10)) as of the Execution Date;
(11)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(12)    rights of reassignment, to the extent any exist as of the Execution Date, upon the surrender or expiration of any Lease;
(13)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable Laws of general applicability in the area of the Assets;
(14)    defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription or similar Laws;

(15)    all Consents (including Required Consents) to the extent and only to the extent such Consents (including Required Consents) are set forth on Schedule 6.8 as of the Execution Date;
(16)    all preferential rights to purchase to the extent and only to the extent such preferential rights to purchase are set forth on Schedule 6.8 as of the Execution Date;
(17)    claims arising under the matters set forth on Schedule 6.7;
(18)    such Title Defects as Buyer has expressly waived in writing or otherwise expressly waives (or is expressly deemed to waive) in accordance with this Agreement;
(19)    any liens, encumbrances, discrepancies, defects, or irregularities in title as to any depths or formations other than the Target Formation; and
(20)    the Leases and all other liens, encumbrances, Contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets that do not (A) materially interfere with the operation of the affected Asset; (B) reduce Seller’s NRI for any Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2; or (C) obligate Seller to bear the WI in any Well greater than the WI set forth in the column “Working Interest (WI)” on Exhibit A-2 without a proportionate increase in Seller’s NRI in such Well.
(c)    Title Defect. As used in this Agreement, the term “Title Defect” means any lien, Burden, Encumbrance, claim, defect in, or objection to the record, contractual, equitable, or beneficial title of Seller in or to a Lease or Well set forth on Exhibit A-1 or Exhibit A-2, as applicable, that renders Seller’s title to such Lease or Well to be less than Defensible Title as of the Execution Date, Defect Notice Date and the Closing Date. Notwithstanding the foregoing definition in this Section 4.1(c), the following are not Title Defects:
(1)    defects based solely on (i) lack of information in Seller’s files, or (ii) references to any unrecorded agreement in any recorded instrument to which Seller is not a party if Seller does not possess such unrecorded agreement and such unrecorded agreement is dated earlier than January 1, 2000;
(2)    defects in the chain of title consisting of (i) failure to recite marital status or (ii) omissions of probate, heirship, or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission would reasonably result in another Person’s superior claim of title to the relevant Property;
(3)    defects arising out of the lack of powers of attorney or trustee authority from any Person to execute and deliver documents on such Person’s behalf, or the lack of corporate or other entity authorization absent reasonable evidence that such matter has resulted in, or would be reasonably expected to result in, a superior claim of title from a third Person attributable to such matter;
(4)    defects based on a gap in Seller’s chain of title, unless such gap is affirmatively shown to exist after a review of the available public and/or county records and the Records, by an abstract of title, title opinion, landman’s title chain or other reasonable written record of documents filed in any public/or county records;
(5)    defects and irregularities arising out of the lack of a survey, unless a survey is expressly required by applicable Laws or regulations;
(6)    defects arising out of prior oil and gas leases that are not released of record unless Buyer provides reasonable evidence, which evidence shall be included in the Title Defect Notice, that such unreleased leases are still in full force and effect;
(7)    interests acquired through any compulsory pooling order;
(8)    defects arising from a mortgage encumbering the oil, gas, or mineral estate of any lessor unless a complaint of foreclosure has been threatened, duly filed or any other similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Assets;
(9)    defects arising out of liens, mortgages, or deeds of trust that have not been asserted or foreclosed that, by their terms and on their face, expired and terminated more than five years prior to the Effective Time, but which remain unreleased of record; and
(10)    defects resulting from pending approval from any Governmental Authority of any communitization agreement, unitization agreement, pooling order, unit order, or unit contraction.
(d)    Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect shall be determined as follows:
(1)    If Buyer and Seller agree in writing on the Title Defect Amount, then the amount shall be the Title Defect Amount;
(2)    If the Title Defect is an Encumbrance on a Title Defect Property securing any indebtedness, the Title Defect Amount shall be the total amount to discharge in full such indebtedness so that such Encumbrance no longer burdens the Title Defect Property;
(3)    if the Title Defect as to any Lease or Well set forth on Exhibit A-1 or Exhibit A-2, as applicable, is the actual failure of Seller to own the represented NRI for such Lease or Well as set forth on Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount will be equal to the product of (i) the Allocated Value of such Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between (A) the NRI as to such Title Defect Property described on Exhibit A-1 or Exhibit A-2, as applicable, minus (B) the actual NRI as to such Title Defect Property, and the denominator of which is the NRI as to such Title Defect Property described on Exhibit A-1 or Exhibit A-2, as applicable;
(4)    if the Title Defect represents an Encumbrance, or other defect in title to the Title Defect Property of a type that does not fall into Section 4.1(d)(1), Section 4.1(d)(2) or Section 4.1(d)(3), then the Title Defect Amount shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (i) the Allocated Value of the affected Title Defect Property; (ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the potential economic effect of the Title Defect over the life of the Title Defect Property including the net present value of the Title Defect; (vi) the values placed upon the Title Defect by Buyer and Seller; and (vii) such other reasonable factors as are necessary to make a proper evaluation of the Title Defect and a determination of the Title Defect Amount;
(5)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount; and
(6)    except for Title Defect Amounts determined pursuant to Section 4.1(d)(2), the aggregate Title Defect Amounts affecting a single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
Section 4.2    Title Defect Procedure.
(a)    No Title Representations or Warranties. Except for the special warranty of Defensible Title contained in the Assignment executed at Closing, Seller makes no warranty or representation, express, implied, statutory, common law, or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges that, without limiting its rights to terminate this Agreement under Section 11.1, the sole remedies for any defect of title, including any Title Defect, with respect to any of the Assets is as set forth in this Section 4.2 and the special warranty of Defensible Title in the Assignment.
(b)    Special Warranty of Defensible Title. The Assignment shall contain a special warranty of Defensible Title by, through, and under Seller and its Affiliates. Buyer shall furnish Seller a notice meeting the requirements of Section 4.2(c) setting forth any matters which Buyer intends to assert as a breach of the special warranty of Defensible Title under the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of such special warranty of Defensible Title prior to the date that is 90 days after Buyer provides written notice of such alleged breach to Seller and Buyer shall reasonably cooperate with any attempt by Seller to cure the same. Any claim for breach of the special warranty of Defensible Title in the Assignment must be asserted in writing by Buyer on or before December 31, 2022, and shall be limited to the Allocated Value of any such affected Asset, as adjusted under this Agreement (except with respect to breaches of the special warranty of Defensible Title in the Assignment for which the Title Defect Amount would have been determined under Section 4.1(d)(2) if brought prior to the Defect Notice Date).
(c)    Title Defect Notice. Buyer shall give Seller a written notice describing any Title Defects (the “Title Defect Notice”) as soon as reasonably possible but in no event later than the Defect Notice Date. The Title Defect Notice must satisfy each of the following conditions precedent: such notice must (1) be in writing and asserted in good faith; (2) name the affected Lease or Well (such affected Lease or Well is a “Title Defect Property”); (3) describe each Title Defect and the basis for it; (4) attach copies of the Supporting Documentation; (5) state the Allocated Value of the Title Defect Property; (6) state Buyer’s good faith estimate of the Title Defect Amount; and (7) set forth the computations upon which Buyer’s estimate is based. Buyer shall also identify in each Title Defect Notice the necessary curative for each Title Defect, to the extent then reasonably known. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use its reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, a written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date; provided, however, that the failure to provide such written notice shall not result in the waiver or limitation of any rights of Buyer under this Agreement. Buyer irrevocably waives all Title Defects not timely and properly submitted in a Title Defect Notice on or before the Defect Notice Date.
(d)    Remedies. Subject to (w) Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in which case the Parties shall follow the procedures in Section 4.4, (x) each Party’s rights to terminate this Agreement under Section 11.1, (y) the Title Threshold, and (z) the Aggregate Deductible, if any Title Defect asserted by Buyer under Section 4.2(c) is not waived in writing by Buyer or cured prior to Closing, then Seller shall elect prior to Closing one of the following options with respect to such Title Defect:
(1)    cure such Title Defect under the procedures in Section 4.2(f); or
(2)    reduce the Cash Consideration by the Title Defect Amount of such Title Defect and convey the Title Defect Property to Buyer at Closing (the aggregate amount of all such reductions to the Cash Consideration pursuant to this Section 4.2(d)(2), the “Title Defect Adjustment”).
If Seller fails to deliver notice by Closing, Seller will be deemed to have made the election under Section 4.2(d)(1).
(e)    Title Threshold and Aggregate Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (1) any individual Title Defect for which the Title Defect Amount does not exceed the Title Threshold and (2) any Title Defects for which the Title Defect Amounts exceed the Title Threshold, unless and until (i) (A) the aggregate of all such

Title Defect Amounts (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) net of the sum of the aggregate Title Benefit Amounts of all such Title Benefits plus (B) the aggregate Remediation Costs of all Environmental Defects that exceed the Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), exceeds (ii) the Aggregate Deductible, and then only with respect to the amount of such Title Defect Amounts (net of any Title Benefit Amounts) and Remediation Costs that exceed the Aggregate Deductible; provided, however, any Title Defect that arises by, through or under Seller or its Affiliates is not subject to either the Title Threshold or the Aggregate Deductible.
(f)    Post-Close Cure. If prior to Closing Seller elects (or is deemed to have elected) to attempt to cure a Title Defect, then the Title Defect Property associated with such Title Defect will be conveyed by Seller to Buyer at Closing. Seller will have 115 days after Closing (or such longer period as may be agreed by the Parties, each acting reasonably) (the “Cure Period”) to attempt to cure the applicable Title Defect. If Seller has elected (or is deemed to have elected) to attempt to cure an alleged Title Defect, then no adjustment to the Cash Consideration shall be made at Closing in respect of such Title Defect and such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such defect or the Cash Consideration adjustment asserted with respect thereto. Buyer shall provide Seller and its Representatives access to the Assets and Records during the Cure Period in connection with Seller’s efforts to cure alleged Title Defects. If Seller cures any such Title Defect during the Cure Period, then such Title Defect will thereafter no longer be considered for purposes of determining whether the Aggregate Deductible has been met. If Seller elects (or is deemed to have elected) to cure a Title Defect post-Closing under this Section 4.2(f), but does not cure such Title Defect within the Cure Period or longer agreed period, then following Seller’s and Buyer’s agreement upon the existence and value of the Title Defect or, if Seller and Buyer have not so agreed, resolution of any dispute regarding the existence of a Title Defect, the value thereof, or any alleged failure to cure by binding arbitration in accordance with Section 4.4(b) (as applicable, the “Defect Determination Date”), the following shall apply: if such Defect Determination Date occurs (x) five or more Business Days prior to the date the Final Settlement Statement is initially delivered, the Title Defect Amount attributable to such Title Defect will be included in the Cash Consideration adjustments to be made after Closing in accordance with the Final Settlement Statement, or (y) after, or less than five Business Days before, the date the Final Settlement Statement is initially delivered, Seller shall pay Buyer an amount equal to the Title Defect Amount attributable to such Title Defect no later than 10 Business Days following the Defect Determination Date, subject to the application of the Title Threshold and the Aggregate Deductible, as provided in this Article IV.
Section 4.3    Title Benefits.
(a)    Definition. As used herein, the term “Title Benefit” means any right, circumstance or condition that operates to do any of the following:
(1)    increase the NRI of Seller as to any Well described on Exhibit A-2 above that shown on Exhibit A-2 to the extent the same does not cause a greater than proportionate increase in Seller’s WI therein above that shown on Exhibit A-2.

(b)    Title Benefit Notice. Promptly on discovery by Buyer or by any of its Affiliates or its Representatives (including title attorneys, landmen, or other title examiners), but on or before the Title Benefit Notice Date, Buyer shall in good faith notify Seller of any Title Benefits (such notice describing the Title Benefit is an “Title Benefit Notice”). On or before the Title Benefit Notice Date, Seller shall have the right, but not the obligation, to deliver to Buyer one or more Title Benefit Notice(s).
(c)    Contents of Title Benefit Notice. Seller’s Title Benefit Notice must satisfy each of the following conditions precedent: such notice must (1) be in writing and asserted in good faith; (1) describe the Title Benefit, (2) name the affected Lease or Well(s), (3) state the Allocated Values of the Lease or Well(s) subject to such Title Benefit, and (4) state the amount by which Seller reasonably believes the Allocated Value of the Lease or Well(s) is increased by the Title Benefit, and the computations and information upon which such belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Benefit Notice Date.
(d)    Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the same methodology, terms, and conditions for determining the Title Defect Amount, with any necessary conforming changes, including giving effect to the Title Threshold and the Aggregate Deductible.
Section 4.4    Title Dispute Resolution.
(a)    Title Disputed Matters. The Parties shall resolve Disputes concerning the following matters under this Section 4.4: (1) the existence and scope of a Title Defect or Title Benefit, or that portion of the Title Defect Property (with respect to a Title Defect) or Lease or Well (with respect to a Title Benefit) affected by a Title Defect or Title Benefit, as applicable; (2) the Title Defect Amount, or Title Benefit Amount, as applicable; and (3) the adequacy of Seller’s Title Defect curative materials and curative actions (the “Title Disputed Matters”). The Parties will attempt to initially resolve all Title Disputed Matters through good faith negotiations, and if any such Title Disputed Matters have not been resolved by (i) Closing, with respect to (y) any Title Defect that Seller disputes and for which Seller has not elected (and has not been deemed to have elected) to cure, or (z) any Title Benefits that Buyer disputes, or (ii) the end of the Cure Period or longer agreed period, with respect to any Title Defect that Seller has elected (or is deemed to have elected) to cure, then at any time thereafter each Party shall have the right by written notice to the other Party to have such matters finally resolved by binding arbitration under Section 4.4(b). Notwithstanding the foregoing, if the Parties cannot resolve the Title Disputed Matters on or before Closing, then the Title Defect Property (with respect to a Title Defect) or Lease or Well (with respect to a Title Benefit) subject to the Title Disputed Matters shall be conveyed by Seller to Buyer at Closing without any reduction or increase to the Cash Consideration.
(b)    Title Arbitration Procedure. There shall be a single arbitrator, who shall be an attorney with at least 10 years of experience in oil and gas title and transaction matters, as selected by mutual agreement of Buyer and Seller (such individual, the “Title Arbitrator”) within 15 days after either Party invokes the provisions of this Section 4.4(b) to resolve such

Title Disputed Matter, and absent such agreement, formally apply to the Houston, Texas office of the American Arbitration Association (“AAA”) to choose the Title Arbitrator, under such conditions as the AAA in its discretion deems necessary or advisable. The arbitration proceeding shall be held in Houston, Texas, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this Section 4.4(b). Each of Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position regarding each Title Disputed Matter, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth Business Day after appointment of the Title Arbitrator. The Title Arbitrator’s determination shall be made within 20 days after the end of such ten Business Day period after the submission by the Parties of the Title Disputed Matters or such longer period as may be agreed to by the Parties and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall make a determination of the Title Disputed Matters submitted based solely on the single written submissions of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Title Arbitrator reasonably requests additional information from either Party), shall be bound by the rules set forth in this Article IV and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not render an award with respect to a Title Defect Amount or a Title Benefit Amount, in each case, in excess of the highest value for such Title Disputed Matter adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such Title Disputed Matter adjustment as claimed by Seller or Buyer, as applicable. The Title Arbitrator shall act as an expert for the limited purpose of determining a resolution to the specific Title Disputed Matters submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Title Disputed Matter. Promptly, but in no event later than five Business Days, after the Title Arbitrator renders its decision as to all Title Disputed Matters, and assuming Closing has occurred, (1) Seller shall deliver to Buyer by wire transfer in immediately available funds an amount equal to the Title Defect Amount as determined by the Title Arbitrator, if any, subject to the application of the Title Threshold and the Aggregate Deductible, as provided in this Article IV, or (2) Buyer shall deliver to Seller by wire transfer in immediately available funds an amount equal to the Title Benefit Amount, subject to the Title Threshold and the Aggregate Deductible. Each of Seller and Buyer shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Buyer and Seller shall each bear one-half of the costs and expenses of the Title Arbitrator.
Section 4.5    Preferential Rights and Consents. Within five Business Days after the Execution Date, Seller shall (1) deliver notices to the applicable Persons holding Consents (other than Customary Post-Closing Consents) requesting that the holders of such Consents grant their consent to the Transaction, and (2) deliver notices to the applicable Persons required in connection with any applicable preferential rights to purchase any Assets that are triggered by the execution of this Agreement or the consummation of the Transaction in accordance with the applicable agreements and contracts creating such Consents or preferential rights to purchase, as applicable. Seller shall provide Buyer with copies of all notices sent pursuant to this Section 4.5 within five Business Days of sending such notices and, within five Business Days after Seller’s receipt thereof, Seller shall provide Buyer with any responses from the holders of such consents and preferential purchase rights (or similar rights), as applicable, to such notices. Seller shall use commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) prior to Closing. Prior to Closing, if Buyer discovers other Assets affected by Consents (other than Customary Post-Closing Consents) or preferential rights to purchase, Buyer shall notify Seller as soon as practicable thereafter, and Seller shall use commercially reasonable efforts to obtain such Consents and/or to give the notices required in connection with such preferential rights to purchase prior to Closing. For the avoidance of doubt, “commercially reasonable efforts,” as used in this Section 4.5, shall not include the payment of any consideration by Seller (other than de minimis expenses) or the assumption by Seller of any other obligation, liability, or Loss.
(a)    Consents. If a Required Consent has not been obtained as of Closing or any other Consent is denied in writing with respect to any Asset (a “Restricted Asset”), then (i) the Restricted Asset shall be excluded from the Assets at Closing and (ii) the Cash Consideration will be adjusted downward by an amount equal to the Allocated Value of such affected Asset. Within 90 days following the Closing, if any Required Consent not obtained is subsequently obtained, then Seller shall so notify Buyer and within 10 Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer) as adjusted pursuant to Section 2.3 and Section 13.1 with respect to such Assets.
(b)    Preferential Purchase Rights.
(1)    If any preferential right to purchase any portion of the Assets is exercised and the sale to such preferential right holder closes prior to the Closing Date, then that portion of the Assets affected by such preferential right to purchase shall be excluded from the Assets at Closing and deemed to constitute an Excluded Asset, and the Cash Consideration shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets, subject to the limitation in Section 4.5(c).
(2)    If (a) any preferential right to purchase any portion of the Assets is not exercised prior to the Closing Date, or if such right is exercised prior to the Closing Date but the closing of such sale will not happen prior to the Closing Date, then in each such case Seller shall convey such Asset to Buyer at Closing without any adjustment to the Cash Consideration and such Asset shall constitute a part of the Assets for all purposes hereunder; or (b) a preferential right to purchase is not discovered prior to Closing and the affected Asset is conveyed to Buyer at Closing, and the preferential right to purchase is exercised after Closing, then in each such case Buyer agrees to convey such affected Asset to the party exercising such right and Buyer shall retain all amounts paid by the party exercising such preferential right to purchase.
(c)    Remedies. The remedies set forth in this Section 4.5 are the exclusive remedies for the preferential right to purchase and Consents (including Required Consents) to the extent and only to the extent that the preferential right to purchase and Consents (including Required Consents), as applicable, are set forth on Schedule 6.8, and Buyer acknowledges that it may not assert a Title Defect with respect to such matters.
ARTICLE V
ENVIRONMENTAL MATTERS
Section 5.1    Environmental Procedures.
(a)    Use of Environmental Consultant. Buyer will have the period from the Execution Date until the Defect Notice Date to conduct an investigation of the environmental condition of the Assets, which investigation shall be subject to the limitations in Section 3.2. Should Buyer elect to conduct such an investigation, Buyer will employ an environmental consultant reasonably acceptable to Seller (the “Environmental Consultant”) to determine the existence of any Environmental Defects and the Remediation Costs, if any, associated therewith.
(b)    Environmental Defect Notice. If the Environmental Consultant or Buyer identifies, and Buyer claims, one or more Environmental Defects in the course of its investigation, Buyer may, on or before the Defect Notice Date, deliver to Seller one or more Environmental Defect Notices. Buyer must deliver Environmental Defect Notices as soon as reasonably practical, but no later than on the Defect Notice Date. Each Environmental Defect Notice must satisfy the following conditions precedent: such notice must (1) be in writing and asserted in good faith, (2) name the affected Asset, (3) name the condition in, on, or under the Asset that constitutes, causes, or contributes to the Environmental Defect, (4) provide factual substantiation for the Environmental Defect, (5) state Buyer’s good faith estimate of the most practical and cost effective Remediation, and (6) contain the Environmental Consultant’s or Buyer’s good faith written estimates of the Remediation Costs which must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify the assumptions used by the Environmental Consultant to support the Remediation Costs. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” means reports prepared by the Environmental Consultant. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date. Seller has the right, but not the obligation, to cure any claimed Environmental Defect on or before the Closing Date. Buyer irrevocably waives all Environmental Defects not timely and properly submitted in an Environmental Defect Notice on or before the Defect Notice Date.
(c)    Remedies. Subject to (w) Seller’s continuing right to dispute the existence of an Environmental Defect or the Remediation Costs asserted with respect thereto, in which case the Parties shall follow the procedures in Section 5.2, (x) each Party’s rights to terminate this Agreement under Section 11.1, (y) the Environmental Defect Threshold, and (z) the Aggregate Deductible, if any Environmental Defect asserted by Buyer under Section 5.1(b) is not waived in writing by Buyer or cured prior to Closing, then Seller shall reduce the Cash

Consideration by the Remediation Costs of such Environmental Defect and convey to Buyer the Assets subject to such Environmental Defect at Closing (the aggregate amount of all such reductions to the Cash Consideration pursuant to this Section 5.1(c), the “Environmental Defect Adjustment”).
(d)    Environmental Defect Threshold and Aggregate Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (1) any individual Environmental Defect for which the Remediation Costs do not exceed the Environmental Defect Threshold and (2) any Environmental Defect for which the Remediation Costs exceed the Environmental Defect Threshold, unless and until (i) (A) the aggregate of all Title Defect Amounts (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) net of the sum of the aggregate Title Benefit Amounts of all such Title Benefits plus (B) the aggregate Remediation Costs of all such Environmental Defects that exceed the Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), exceeds (ii) the Aggregate Deductible, and then only with respect to the amount that such Title Defect Amounts (net of any Title Benefit Amounts) and Remediation Costs exceeds the Aggregate Deductible.
Section 5.2    Contested Environmental Defects.
(a)    Rejection Notice. If Seller contests the existence or the scope of an Environmental Defect or the asserted Remediation Costs, Seller shall notify Buyer in writing no later than five Business Days after the Defect Notice Date (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis for the rejection of the Environmental Defect(s) or the Remediation Costs. Within five days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and in good faith attempt to (1) mutually agree to reject the particular Environmental Defect(s) or (2) agree on the validity of such Environmental Defect(s) and the Remediation Costs. If the Parties cannot agree on either options (1) or (2) in the preceding sentence with respect to each challenged Environmental Defect, the Environmental Defect(s) and/or the Remediation Costs subject to the Rejection Notice shall be resolved in accordance with the Dispute and arbitration procedures set forth in Sections 5.2(b) through 5.2(c).
(b)    Environmental Disputed Matters. If the Parties cannot resolve Disputes relating to the existence and scope of an Environmental Defect or Remediation Cost, as applicable, or the adequacy of Seller’s Environmental Defect curative materials and Remediation actions (the “Environmental Disputed Matters”) on or before Closing, then, subject to Section 5.2(c), the Asset subject to the Environmental Defect and any associated Assets will be conveyed by Seller to Buyer at Closing without any reduction to the Cash Consideration.
(c)    Arbitration Procedure. The Environmental Disputed Matters will be finally determined under this Section 5.2(c). There will be a single arbitrator, who must be an environmental attorney or environmental consultant with at least 10 years of experience in oil and gas environmental matters as selected by mutual agreement of Buyer and Seller (such individual, the “Environmental Arbitrator”) within 15 days after either Party invokes the provisions of this Section 5.2(c) to resolve such Environmental Disputed Matter, and absent such agreement, formally apply to the Houston, Texas office of AAA to choose the Environmental Arbitrator, under such conditions as the AAA in its discretion deems necessary or advisable. The arbitration proceeding shall be held in Houston, Texas, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this Section 5.2. Each of Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position regarding each Environmental Disputed Matter, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth Business Day after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within 20 days after the end of such ten Business Day period after the submission by the Parties of the Environmental Disputed Matters or such longer period as the Parties’ may agree and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall make a determination of the Environmental Disputed Matters submitted based solely on the single written submissions of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Environmental Arbitrator reasonably requests additional information from either Party), shall be bound by the applicable rules set forth in this Article V and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not render a decision with respect to an Environmental Defect or Remediation Cost, in each case, in excess of the highest value for such Environmental Disputed Matter adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such Environmental Disputed Matter adjustment as claimed by Seller or Buyer, as applicable. The Environmental Arbitrator shall act as an expert for the limited purpose of determining a resolution to the specific Environmental Disputed Matters submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Environmental Disputed Matter. Promptly, but in no event later than five Business Days, after the Environmental Arbitrator renders its decision as to all Environmental Disputed Matters and assuming Closing has occurred, Seller shall deliver to Buyer by wire transfer of immediately available funds an amount equal to the Remediation Costs as determined by the Environmental Arbitrator, if any (and further subject to the application of the Environmental Defect Threshold and Aggregate Deductible, as provided in this Article V). Each of Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Buyer and Seller shall each bear one-half of the costs and expenses of the Environmental Arbitrator.
Section 5.3    Waiver and Remedies. Subject to Seller’s representations and warranties in Section 6.12 and as those representations and warranties are brought down in the Seller’s Certificate, and without limiting Buyer’s rights under Article XI and Article XIV, Buyer hereby waives for all purposes all objections and claims associated with the environmental condition of the Assets other than in instances of Fraud (including any and all Environmental Defects), unless raised in an Environmental Defect Notice within the applicable time period set forth in Section 5.1(b). Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, if an asserted Environmental Defect results from any matter or circumstance that would also result in a breach of any representation or warranty of Sellers in Section 6.12, Buyer may only assert such matter or circumstance as an Environmental Defect (and only to the extent permitted by this Article V), and Buyer shall be precluded from also asserting such matter or circumstance as a breach of a representation or warranty of Seller in Section 6.12.
Section 5.4    Physical Condition of the Assets.
(a)    Buyer’s Acknowledgement of Use of the Assets. Buyer acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and possibly for the storage and disposal of Hydrocarbons, produced water, Hazardous Substances, or other substances related to standard oil field operations. Physical changes in, on, or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, buried pits, treating, dehydration, water treating and water transportation equipment, storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.
(b)    Asbestos, NORM or TE-NORM, and other Hazardous Substances. Buyer acknowledges that some equipment located on the Assets may contain asbestos, NORM or TE-NORM, and/or Hazardous Substances. In this regard, Buyer expressly understands that NORM or TE-NORM may affix or attach itself to the inside of wells (including the Wells), materials, pipes, facilities, and equipment as scale or in other forms, and that wells (including the Wells), materials, pipes, facilities, and equipment located on the Assets may contain NORM or TE-NORM; and asbestos-containing, NORM-containing or TE-NORM-containing material and other wastes or Hazardous Substances may have been buried, come in contact with the water, soil or sediment, or otherwise been disposed of on or under the Assets, and that none of the foregoing may be considered an Environmental Defect for purposes of this Article V unless and to the extent the presence of such asbestos, NORM, TE-NORM or wastes constitutes a violation of Environmental Laws as of the Execution Date. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM or TE-NORM, and/or Hazardous Substances from the Assets where any may be found.
ARTICLE VI
REPRESENTATIONS OF SELLER
Seller makes the following representations and warranties:
Section 6.1    Organization and Good Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified as a foreign limited liability company in all other jurisdictions to the extent required by Law except where the failure to be so qualified would not result in a Material Adverse Effect.
Section 6.2    Power and Authority. Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, consummate the Transaction, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 6.3    No Lien, No Violation. The execution, delivery, and performance of this Agreement by Seller will not (a) violate any provision of Seller’s governing documents, (b) create an Encumbrance (other than a Permitted Encumbrance) on the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (c) violate or be in conflict with any agreement or instrument to which Seller is a party and which affects the Assets, or (d) violate or be in conflict with any Law applicable to Seller as a party in interest or any of the Assets.
Section 6.4    Authorization and Enforceability. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the Transaction have been duly and validly authorized by all necessary action on the part of Seller and its member(s). This Agreement has been (and all other Transaction Documents to which Seller is a party and all other documents required under this Agreement to be executed and delivered by Seller at Closing will be) duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the other Transaction Documents to which Seller is or will be a party and such other documents will constitute, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
Section 6.5    Liability for Brokers’ Fees. Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.
Section 6.6    No Bankruptcy. There are no bankruptcy, reorganization, receivership, arrangement, insolvency or similar proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.
Section 6.7    Litigation. Except as described on Schedule 6.7, there are no actions, suits, or Proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller with respect to the ownership and operation of the Assets, including any notice from any Governmental Authority and any alleged violations of any Permit. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any Governmental Authority affecting any of the Assets.
Section 6.8    Preferential Rights to Purchase and Required Consents. Except as set forth on Schedule 6.8, there are no consents required to be obtained for, or preferential rights to purchase that are applicable to, the transfer of the Assets in connection with the Transaction other than Customary Post-Closing Consents. Except as set forth on Schedule 6.8, none of the Assets are subject to tag-along, drag-along or similar rights that are required to be obtained by Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby.
Section 6.9    Material Contracts. As of the Execution Date, all Material Contracts entered into directly by Seller are, or, if not entered into directly by Seller, to Seller’s

Knowledge, set forth on Exhibit A-4. Each of the Material Contracts described on Exhibit A-4 (a) is a legal, valid and binding obligation against Seller, (b) is in full force in accordance with its terms and enforceable against Seller and to Seller’s Knowledge, each party thereto, and (c) there exists no material defaults under such Material Contracts by Seller. Seller has not received any written notice and has no Knowledge that any Person seeks to terminate any of the Material Contracts described on Exhibit A-4. To Seller’s Knowledge, no counterparty to any Material Contract is in material breach of such Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material default under any Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. No later than two days prior to the Execution Date, Seller has used reasonable efforts to request that OpCo make available to Buyer true and complete copies of each Material Contract and all amendments thereto.
Section 6.10    Compliance with Laws; Permits.
(a)    Except as disclosed on Schedule 6.10, to Seller’s Knowledge, the Assets are in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed exclusively in Section 6.12 and Article V, and Taxes, which are addressed exclusively in Section 6.13) of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use thereof.
(b)    Except as set forth on Schedule 6.10, Seller is not the subject of any pending or, to Seller’s Knowledge, threatened regulatory compliance or enforcement action related to the Assets, and Seller has not received written notice alleging or investigating any violation of any Law (excluding Environmental Laws, which are addressed exclusively in Section 6.12 and Article V, and Taxes, which are addressed exclusively in Section 6.13) applicable to the Assets, in each case, the resolution of which is currently outstanding.
Section 6.11    Suspense Funds. As of June 30, 2021, neither Seller nor its Affiliates directly hold (in escrow or otherwise) any Suspense Funds.
Section 6.12    Environmental Matters. Except as described in Schedule 6.12, (i) to Seller’s Knowledge, Seller, OpCo and their Affiliates are in material compliance with all Environmental Laws with respect to the Assets; (ii) to Seller’s Knowledge, neither Seller nor OpCo has received any written notice or report of any alleged or actual material violation of or non-compliance with, or material liability under, any Environmental Laws or terms or conditions of any Permits required under Environmental Laws with respect to the Assets, or the ownership or operation thereof, the subject of which notice is unresolved as of the Execution Date; (iii) there are no Proceedings pending or threatened in writing against Seller or any of its Affiliates, or, to Seller’s Knowledge, OpCo, with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws; and (iv) to Seller’s Knowledge, there has not been any personal injury or death attributable to or resulting from any environmental condition comprising the Assumed Environmental Liabilities. All material final reports or if no final report is available, then the most recent draft report (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (a) prepared by a third Person,

(b) related to Seller’s ownership of the Assets, and (c) in Seller’s possession, have been made available to Buyer prior to the Execution Date.
Section 6.13    Tax Matters.
(a)    All Taxes imposed on or with respect to Seller’s ownership of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Properties, or the receipt of proceeds therefrom, that are or have become due and payable have been timely paid in full (regardless of whether shown on any Tax Return), and Seller is not delinquent in the payment of any such Taxes, or, in either case, such Taxes are currently being contested in good faith by appropriate proceedings.
(b)    There are no liens or other Encumbrances of any Governmental Authorities for Taxes on Seller’s interests in any of the Assets except for Permitted Encumbrances pursuant to Section 4.1(b)(3).
(c)    All Tax Returns required to be filed by Seller on or before the Closing Date relating to the ownership of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Properties, or the receipt of proceeds therefrom, have been or will be duly and timely filed by Seller with appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.
(d)    Seller has not received written notice of any claims, audits or examinations against Seller before any Governmental Authority relating to any Taxes imposed on or related to the ownership of the Assets and, to Seller’s Knowledge, no such claim, audit, or examination has been threatened in writing from any Governmental Authority for the assessment of any Tax that, if unpaid, could give rise to a lien or other claim against any of the Assets.
(e)    There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes imposed on or related to the Assets.
(f)    There are no administrative or judicial proceedings by any taxing authority pending or in progress relating to or in connection with any Taxes imposed on or related to the Assets.
(g)    All Tax withholding and deposit requirements imposed by applicable Laws with respect to any of the Assets have been satisfied or timely complied with in all material respects.
(h)    No written claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to any Taxes that Seller is or may be subject to taxation by that jurisdiction relating to the ownership of the Assets.

(i)    Other than the Tax partnership created pursuant to the Foreland JDA and Foreland TPA (the “Foreland Tax Partnership”) and except as described on Schedule 6.13(g), (i) none of the Assets are subject to any tax partnership as defined in Section 761 of the Code or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and (ii) subject to, and without limitation of Section 9.9(h), the Foreland Tax Partnership, to the Knowledge of Seller, does not have in effect a valid election under Code Section 754 for the Taxable year that includes the Closing Date.
(j)    The Foreland Tax Partnership (i) has timely filed all U.S. federal income and other Tax Returns required to be filed by the Foreland Tax Partnership and all such Tax Returns are true, correct and complete in all material respects, (ii) have timely paid or caused to be timely paid all Income Taxes and other Taxes required to be paid by or with respect to the Foreland Tax Partnership, and (iii) will terminate on the Closing Date.
(k)    There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Seller with regard to any Taxes relating to the ownership of the Assets.
(l)    Seller has no current or potential contractual obligation relating to the ownership of the Assets, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes.
(m)    Seller (or, if Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, Seller’s regarded owner) is not a “foreign person” within the meaning of either Section 1445 or Section 1446(f) of the Code.
Section 6.14    Capital Projects. To Seller’s Knowledge, as of the Execution Date, Schedule 6.14 is a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates as of the Execution Date exceed $100,000.00 per Well or project in gross cost (the “Capital Projects”). To Seller’s Knowledge, as of the Execution Date, Schedule 6.14 is a list and description of all other authorizations for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, are outstanding as of the Execution Date and will be binding upon Buyer or the Properties after the Effective Time, other than any AFEs and Capital Projects outstanding as of the Execution Date that do not exceed $100,000.00 in gross cost.
Section 6.15    Imbalances. As of the Execution Date and as of the Effective Time, there were no production, transportation, plant, or other imbalances with respect to production from the Properties, except as set forth on Schedule 6.16. Seller has not received any written notice that any imbalance constitutes any of Seller’s ultimately recoverable reserves from any balancing area.
Section 6.16    Hedges. There are no futures, options, swaps, or derivative type agreements with respect to the sale of Hydrocarbons from the Assets that will be binding on the

Assets after Closing or for which Buyer will have directly or indirectly, any responsibility, liability or expense.
Section 6.17    Leases. Seller has not received from any other party to any Lease any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred which constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.
Section 6.18    Wells. To Seller’s Knowledge, all Wells have been drilled and completed at legal locations within the limits permitted by applicable Leases, Contracts and Laws.
Section 6.19    Non-Consent Operations; Payout Balances.
(a)    Except as set forth on Schedule 6.19(a), Seller has not elected (or been deemed to have elected) not to participate in any operation or activity proposed with respect to the Assets.
(b)    To Seller’s Knowledge, Schedule 6.19(b) contains a complete and accurate list of the status of any “payout” balance (including all before and after payout calculations), as of the date set forth in such Schedule, for each Well subject to a reversion of Seller’s interest or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 6.20    Records and Information. The Records have been maintained in the ordinary course of business, on a timely basis consistent with the Seller’s past practice.
Section 6.21    Casualty Losses. As of the Execution Date, there is no pending, and to Seller’s Knowledge, no threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of eminent domain, condemnation, or the threat of condemnation.
Section 6.22    Plugging and Abandonment. Except as disclosed on Schedule 6.22, (a) to Seller’s Knowledge, Seller has not received any written notices or demands from Governmental Authorities or other third Persons to plug and abandon any Well, (b) to Seller’s Knowledge, there is no Well with respect to which Seller is in violation of Law for failing to timely plug and abandon, (c) as of the Execution Date, there are no Wells that, to Seller’s Knowledge, Seller or OpCo is currently obligated (directly or indirectly as a WI owner) by applicable Laws or Contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority, and (d) to Seller’s Knowledge, there are no Wells that have been plugged and abandoned by Seller or OpCo (or to Seller’s Knowledge, any third Person) other than in compliance in all material respects with applicable Laws and all applicable requirements of each Governmental Authority having jurisdiction over such Well.
Section 6.23    Insurance. Schedule 6.23 sets forth all insurance policies maintained by Seller or its Affiliates with respect to the Assets (including policies providing property, casualty, liability, and workers’ compensation coverage). Except as set forth on Schedule 6.23, (a) all such policies of insurance to which Seller or its Affiliates are a party and which relate to the Assets are valid, outstanding, and enforceable and (b) will continue in full force and effect immediately prior to the Closing.
Section 6.24    Foreland JDA. Except as set forth on Schedule 6.24, Seller represents and warrants (a) Seller is not in material default under the Foreland JDA, (b) Seller has no Knowledge of any material default by Foreland or OpCo under the Foreland JDA; (c) all material obligations of Seller under the Foreland JDA have been met and completed as required in all material respects; (d) Seller has not received notice of the occurrence of a Development Hurdle Date and Foreland will not earn the right to receive an Earned Reversionary Share (each term as defined in the Foreland JDA) prior to the Closing; (e) there are no outstanding (i) disputes or claims pursuant to Section 2.5(h) of the Foreland JDA or (ii) well cost reimbursements owing by Seller pursuant to Section 4.4 of the Foreland JDA; and (e) there are no claims asserted by Foreland or OpCo, nor does Seller have any Knowledge of any such claims, under Sections 4.5 or 4.6 (regarding HSE and environmental matters) or Article 6 (regarding indemnification) under the Foreland JDA.
Section 6.25    Disclosures and Schedules.
(a)    Effect of Disclosures. Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a “Material Adverse Effect” (whether or not capitalized) shall not be deemed an indication that such matter does, or may, have a “Material Adverse Effect” (whether or not capitalized). Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
(b)    Effect of Schedules. All Section headings in the Schedules correspond to the Sections of this Agreement; provided, however, that information provided in any Section of the Schedules shall constitute disclosure for purposes of each Section of this Agreement where such information is relevant.
ARTICLE VII
BUYER’S REPRESENTATIONS
Except as and to the extent disclosed in the SEC Filings, Buyer and Earthstone represent and warrant to Seller that:
Section 7.1    Organization.
(a)    Buyer is a limited liability company that is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.
(b)    Earthstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 7.2    Authority Relative to this Agreement. The execution, delivery and performance by Buyer and Earthstone of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each of Buyer and Earthstone. This Agreement has been duly executed and delivered by each of Buyer and Earthstone (and at Closing each other Transaction Document to which either Buyer or Earthstone is a party will have been duly executed and delivered by such Party), and this Agreement constitutes the valid and binding obligations of each of Buyer and Earthstone, and at Closing each other Transaction Document to which either Buyer or Earthstone is a party will be the valid and binding obligation of such Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 7.3    Noncontravention. The execution, delivery and performance by Buyer and Earthstone of this Agreement and the other Transaction Documents and the consummation by Buyer and Earthstone of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the Certificate of Incorporation, certificate of formation, bylaws or any other governing instruments of Buyer or Earthstone, or (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Buyer or Earthstone is a party.
Section 7.4    Governmental Approvals. To the Knowledge of Buyer, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable federal or state securities laws, the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, and (b) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 7.5    Legal Proceedings. There are no proceedings pending or, to the Knowledge of Buyer, threatened in writing before any Governmental Authority or arbitrator against Buyer or Earthstone or any Affiliate thereof which are reasonably likely to impair or delay Buyer’s ability to consummate the transactions contemplated hereby.
Section 7.6    Brokerage Fees. Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.
Section 7.7    No Additional Representations. Except for the representations and warranties made in this Article VII, none of Buyer nor any other Person on behalf of Buyer or

Earthstone makes any express or implied representation or warranty with respect to Buyer or Earthstone or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Buyer and Earthstone hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Buyer or Earthstone or their respective businesses; or (b) except for the representations and warranties made by Buyer in this Article VII, any oral or written information presented to Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Buyer or Earthstone, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Section 7.8    Financial Resources. Buyer shall have the financial resources available to pay the Closing Amount at Closing and to close the Transaction without any financing contingency and to perform its post-Closing obligations under this Agreement.
ARTICLE VIII
PRE-CLOSING COVENANTS
Section 8.1    Covenants and Agreements of Seller.
(a)    Operations Prior to Closing. Subject to Section 8.1(b), from the Execution Date to the Closing Date, Seller will maintain all Contracts in full force and effect, to the extent Seller has the ability to do so, and pay or cause to be paid in the ordinary course of business its proportionate share of all costs and expenses incurred in connection with operation of its Assets and Seller will not elect to terminate any Lease or Contract, and Seller will notify Buyer of any ongoing activities and major capital expenditures in excess of $200,000.00 per activity (in gross costs), exclusive of the Capital Projects or AFEs, conducted on the Assets and shall inform Buyer upon obtaining Knowledge of all such matters and operations involving such expenditures. Seller shall provide Buyer with written notice of any claim or investigation by any third Person (including Governmental Authorities) threatened against Seller after Seller receives written notice thereof that materially and adversely affects, or could reasonably materially and adversely affect, the Assets.
(b)    Negative Covenants on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise, which consent may be withheld at the sole discretion of Buyer, from the Execution Date to the Closing Date, Seller shall not:
(1)    except for Capital Projects and AFEs as described on Schedule 6.14, all of which are deemed to be approved, approve any operations on the Assets that is anticipated to cost the owner of the Assets more than $200,000.00 in gross costs per activity or series of activities (excepting (i) emergency operations required to address an immediate threat to health, safety, or the environment, (ii) operations that are required if a Well goes down and Seller believes, acting reasonably, that there is a reasonable likelihood or risk of immediate reservoir or downhole damage or other immediate potential loss of the wellbore of such Well provided that such operation is not expected to exceed $150,000.00 in gross costs, or (iii) operations immediately necessary to avoid material monetary penalty or forfeiture provisions of any applicable Contract or order of any Governmental Authority, all of which, in the case of clauses (i) through (iii), are deemed approved; provided, however, Seller shall promptly notify Buyer as soon as reasonably practicable of the occurrence of any such events and shall cooperate reasonably with Buyer to minimize the costs thereof);
(2)    lease, transfer, sell, convey, abandon, farmout or dispose of, or grant a lien on, pledge, hypothecate, or otherwise encumber (including grant or create any preferential right) any, Assets (other than replacement of equipment, other asset retirement obligations, or sale of Hydrocarbons in the ordinary course of business consistent with recent practices);
(3)    let lapse any of Seller’s insurance now in force with respect to the Assets;
(4)    modify or terminate or allow to be modified or terminated any Material Contract or Lease or enter into any agreement that, if in effect as of the Execution Date, would be a Material Contract;
(5)    waive, release, assign, settle, or compromise any claim, action, or proceeding relating to the Assets, other than waivers, releases, assignments, settlements, or compromises that involve only the payment of monetary damages not in excess of $50,000.00 individually or in the aggregate (excluding amounts to be paid under insurance policies);
(6)    consent to, and participate in, any operation proposed with respect to any Asset that would result in such Asset becoming subject to a penalty or forfeiture as a result of any election not to so participate; or
(7)    commit or agree to take or refrain from taking any action that, if so taken or omitted, would result in a violation of this Section 8.1(b).
(c)    Audits and Filings.
(1)    At Buyer’s request, from the Execution Date and up to March 31, 2022, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective officers, directors, managers, employees, agents and Representatives to, cooperate on a timely basis with Buyer, its Affiliates and their respective agents and Representatives in connection with compliance with Earthstone’s, Buyer’s and their Affiliates’ Tax, financial or other reporting requirements and audits, including (A) requesting that OpCo and Foreland prepare and deliver to Seller the Required Information (and all constituent parts thereof) requested from Seller by Buyer, and upon receipt by Seller, furnishing Buyer and its Representatives as promptly as practicable with the Required Information, (B) any filings with any Governmental Authority and (C) any filings that may be required by the SEC, under securities Laws applicable to Earthstone and its Affiliates, including the filing by Earthstone with the SEC of one or more registration statements to register any securities of Earthstone under the Securities Act, or of any report required to be filed by Earthstone under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (C), the “Filings”). Further, from and after the Execution Date, Seller shall, and shall use its commercially reasonable best efforts to cause its Affiliates to, make available to Earthstone, Buyer and their Affiliates and their agents and Representatives any and all books, records, information and documents that are attributable to Seller or the Assets in Seller’s or its Affiliates’ possession or control reasonably required by Earthstone, Buyer, their Affiliates and their agents and Representatives, in order for Earthstone or its Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, financial statements relating to the Company Group meeting the requirements of Regulation S-X under the Securities Act.
(2)    Buyer shall deliver all requests by Earthstone for cooperation, access and documentation pursuant to this Section 8.1(c) with reasonable specificity and with reasonable advance notice to Seller so as not to unreasonably interfere with Seller’s conduct of business.
(3)    Buyer shall promptly, upon request by Seller, reimburse Seller as set forth on Schedule 8.1(c). Except in the case of gross negligence, willful misconduct or actual Fraud (as determined by the final judgment of a court of competent jurisdiction), (i) all of the information provided by Seller pursuant to this Section 8.1(c) is given without any representation or warranty, express or implied, and (ii) in no event will Seller or its Affiliates or its or its Affiliates’ representatives have any liability of any kind or nature to Buyer or any other Person arising or resulting from the cooperation provided pursuant to this Section 8.1(c) or any use of any information provided by Seller or its Affiliates or its or its Affiliates’ Representatives provided pursuant to this Section 8.1(c). Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless each member of the Seller Group from and against any and all Losses suffered or incurred by any member of the Seller Group in connection with any information provided by Seller, its Affiliates or its or its Affiliates’ representatives to Buyer under this Section 8.1(c) to the extent permitted by applicable Law; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller to the extent that such damages arise from gross negligence, willful misconduct or actual Fraud by Seller or any of its Affiliates or its or its Affiliates’ representatives, as determined by the final judgment of a court of competent jurisdiction.

Section 8.2    Reserved.
Section 8.3    Covenants and Agreements of the Parties.
(a)    Confidentiality. The Parties shall keep all information and data relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, strictly confidential, except (A) for disclosures to representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of Disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Authority as required by Law, or (F) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its representatives in violation of this Section 8.3(a); provided, however, prior to making any disclosures permitted under clause (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.
(b)    Injunctive Relief. Buyer acknowledges that Seller will not have an adequate remedy at Law if Buyer violates any of the terms of Section 8.3(a). In such event, Seller will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 8.3(a), and/or to seek specific performance of such terms.
(c)    Communication Between the Parties. If prior to Closing a Party obtains Knowledge that the other Party is in breach of any of its covenants, representations, or warranties under this Agreement, such Party shall promptly inform the other Party of such breach and the Party alleged to be in breach may attempt to remedy or cure such breach prior to Closing.
Section 8.4    Casualty Losses. Prior to Closing, if any portion of the Assets is damaged or destroyed or made unavailable or unusable for the intended purpose by fire, vandalism, theft, or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Seller shall promptly notify Buyer in writing with reasonable detail of the nature of such Casualty Loss and the good faith estimate of the costs to repair or replace and the Parties shall nevertheless proceed to Closing; provided that, if the resulting Loss from such Casualty Loss exceeds $100,000.00, in gross costs, the Seller shall elect prior to Closing to either (a) reduce the Cash Consideration pursuant to Section 2.3(e)(7) by the cost to replace, restore or repair such Asset as reasonably estimated by Seller to at least its condition prior to such casualty or taking up to the Allocated Value thereof (the “Net Casualty Loss”) or (b) cause, at Seller’s sole cost, each Asset affected by the Casualty Loss to be repaired, restored or replaced (at least to the condition or quality prior to the occurrence of the applicable event) prior to the Closing. Seller shall retain all rights to insurance, condemnation awards, and other claims against third Persons with respect to the Casualty Loss.

ARTICLE IX
TAX MATTERS
Section 9.1    Apportionment of Property Taxes. Property Taxes shall be deemed attributable to the period of ownership of the applicable Asset subject to Property Taxes, and liability for such Taxes shall be allocated to Seller for all periods (and portions thereof) ending prior to the Effective Time and to Buyer for all periods (and portions thereof) beginning at or after the Effective Time as described further in this Section 9.1. Property Taxes imposed on a periodic basis that includes, but does not end at, the Effective Time, shall be allocated between the portion of such Tax period ending prior to the Effective Time and the portion of such Tax period beginning on or after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Tax period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Tax period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, the period for such Property Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Property Tax and shall end on the day before the next such date.
Section 9.2    Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes.
Section 9.3    True-up for Certain Asset Taxes. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Cash Consideration is to be made with respect to an Asset under Section 2.3 and/or Section 13.1, as applicable, (a) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (b) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 9.1 and Section 9.2.
Section 9.4    Tax Returns. Subject to Section 9.3 and Buyer’s indemnification rights under Article XIV of this Agreement, after Closing, Buyer shall timely file or cause to be filed all Tax Returns for Asset Taxes required to be filed after Closing and shall timely pay or cause to be paid to the taxing authorities all Asset Taxes that become due and payable after Closing. Buyer shall provide draft copies of Tax Returns for Asset Taxes for the year in which the Closing occurs to Seller at least five days prior to filing such Tax Returns for Seller’s review and reasonable comment, and Buyer shall not file any such Tax Returns without Seller’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any penalty, addition to Tax, or interest levied or assessed with respect to any Asset Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax, or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer; provided further, however, that Buyer shall not be liable for any penalty, addition to Tax, or interest levied or assessed with respect to any Tax Return that was required to be filed on or before the Closing Date.
Section 9.5    Refunds. Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer under Section 9.1 and Section 9.2 regardless of when received. Seller shall be entitled to all rights to any refunds of Asset Taxes allocable to Seller under Section 9.1 and Section 9.2 regardless of when received. If a Party or its Affiliate receives a refund to which the other Party is entitled under this Section 9.5, such receiving Party shall forward to the other Party the amount of such refund within 30 days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund.
Section 9.6    Income Taxes. Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Cash Consideration under Section 2.3 and/or Section 13.1, as applicable.
Section 9.7    Transfer Taxes. All Transfer Taxes (including any related interest, penalties, or legal costs) that may be imposed on any transfer of the Assets under this Agreement shall be borne and paid 50% by Seller and 50% by Buyer. If required by applicable Law, Seller shall, in accordance with applicable Law, calculate and remit any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Seller for Buyer’s share thereof. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). Any expenses, fees, or costs incurred by the Parties in connection with preparing or filing such Tax Returns shall be paid by Seller.
Section 9.8    Allocations for Federal Income Tax Purposes. The Parties recognize that this transaction is subject to the reporting requirements of Section 1060 of the Code and the Treasury Regulations thereunder, and, therefore, that an IRS Form 8594 (or applicable successor form) will be filed by the Parties. The Parties agree that the Base Purchase Price, Assumed Liabilities and any other amounts treated as consideration for federal Income Tax purposes shall be allocated among the Assets in accordance with an allocation in a manner consistent with Schedule 9.8 to the extent allowable under Tax Law (the “Allocation”), which shall be prepared by Seller and delivered to Buyer within 30 days following the final determination of the Base Purchase Price. The Allocation shall be revised in a manner consistent with Section 1060 of the Code or other applicable provisions of the Code to take into account any adjustments to the Base Purchase Price under this Agreement, including any indemnification payments under Article XIV. If the Parties, acting reasonably and in good faith over the subsequent 30 days, agree on the Allocation or any revisions thereto, the Parties shall report (and cause their respective Affiliates to report) the transactions contemplated by this Agreement consistently with such agreed Allocation to the applicable taxing authorities, including IRS Form 8594 (or applicable successor form) and any other information or Tax Returns or supplement thereto required to be filed under Section 1060 of the Code, and neither Party shall file (or cause their Affiliates to file) any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Allocation except with the agreement of the other Party. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed Allocation, and neither Party shall agree to any proposed adjustment to the allocations contained in the Allocation by any Taxing authority without first giving to the other Party prior written notice; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.
Section 9.9    Post-Closing Tax Matters. Subject to this Article IX and Buyer’s indemnification rights under Article XIV, after Closing, Buyer and Seller agree and shall, as applicable:
(a)    reasonably cooperate and assist the other (1) in preparing any Tax Returns regarding any Tax relating to the Assets, or the Transaction, and (2) in qualifying for any exemption or reduction in Tax that may be available in accordance with applicable Law;
(b)    reasonably cooperate in preparing for any audits, examinations, or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;
(c)    make available to the other, and to any Governmental Authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction or to the Foreland Tax Partnership;
(d)    provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement or that relates to the Foreland Tax Partnership (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy;
(e)    allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy (exclusive of the making of any Push-Out Election) without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed;
(f)    a final year (effective as of the Closing Date) U.S. federal income Tax Return (and corresponding state income Tax Returns that follow federal income tax rules) shall be filed or caused to be filed with respect to the Foreland Tax Partnership if the closing of the transactions contemplated by the Foreland PSA occurs on or effective as of the Closing Date (for purposes of clarity, Section 9.9(h) shall govern if the closing of the transactions contemplated by the Foreland PSA occurs after the Closing Date);

(g)    a Push-Out Election shall be made with respect to any Pre-Closing Tax Period with respect to the Foreland Tax Partnership;
(h)    Notwithstanding anything to the contrary in this Agreement or otherwise, if the closing of the transactions contemplated by the Foreland PSA occurs on or effective as of the Closing Date, the Parties agree to report Buyer’s acquisition of the assets constituting the Foreland Tax Partnership in accordance with the principles of Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432. Notwithstanding anything to the contrary in this Agreement or otherwise, if the closing of the transactions contemplated by the Foreland PSA occurs after the Closing Date, the Parties agree as follows:
(1)    All items of income, gain, loss and deduction of the Foreland Tax Partnership for the year in which the Closing occurs shall be calculated and allocated on the basis of an interim closing of the books as of the close of business on the day before the Closing Date;
(2)    Buyer shall be entitled, in its sole discretion, to cause the Foreland Tax Partnership to make a Code Section 754 election that will apply to the Tax year of the Foreland Tax Partnership that includes the Closing Date, and Seller hereby consents to such election (if made) and will cooperate, as reasonably requested by Buyer, in connection with the making of any such election;
(3)    Buyer or its designee shall serve as the successor Tax Representative (as defined in the Foreland TPA) of the Foreland Tax Partnership for any Post-Closing Tax Period, and Seller hereby consents to such succession and will cooperate, as reasonably requested by Buyer, in connection with the effectuation of any such succession and any actions taken in connection therewith; and
(i)    In the event of a conflict between any of the provision of this Section 9.9 and the provisions of Article XIV or any other provision of this Agreement, the provisions of this Section 9.9 shall control.
ARTICLE X
CONDITIONS PRECEDENT TO CLOSING
Section 10.1    Seller’s Conditions Precedent. The obligations of Seller at Closing are subject to the satisfaction, or waiver in writing by Seller, at or prior to Closing of the following conditions precedent:
(a)    (1) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), individually or in the aggregate has not had and would not reasonably be expected to materially impair the ability of Buyer to consummate the Transaction and perform its obligations under this Agreement, (2) Buyer shall not be in material breach of any covenants or agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects, and (3) Buyer shall have delivered Buyer’s Certificate to Seller confirming the foregoing;
(b)    other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;
(c)    in each case subject to the Title Threshold, the Aggregate Deductible, and the Environmental Defect Threshold, the aggregate amount of (1) the sum of all Title Defect Amounts for actual Title Defects, less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article IV, plus (2) the sum of all Remediation Costs for actual Environmental Defects, shall not exceed an amount equal to 10% of the Unadjusted Base Purchase Price;
(d)    Buyer shall have delivered written evidence to Seller that Buyer has closed the transactions contemplated by the Foreland PSA;
(e)    Buyer shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 12.3 as required to be delivered by or on behalf Buyer at Closing.
Section 10.2    Buyer’s Conditions Precedent. The obligations of Buyer at Closing are subject to the satisfaction, or waiver in writing by Buyer, at or prior to Closing of the following conditions precedent:
(a)    (1) All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), individually or in the aggregate has not had and would not reasonably be expected to result in a Material Adverse Effect, (2) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing in all material respects, and (3) Seller shall have delivered the Seller’s Certificate to Buyer confirming the foregoing;
(b)    other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c)    in each case subject to the Title Threshold, the Aggregate Deductible, and the Environmental Defect Threshold, the aggregate amount of (1) the sum of all Title Defect Amounts for actual Title Defects, less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article IV, plus (2) the sum of all Remediation Costs for actual Environmental Defects, shall not exceed an amount equal to 10% of the Unadjusted Base Purchase Price;
(d)    the aggregate amount of the Allocated Value of the affected Assets with respect to any preferential rights to purchase any portion of the Assets that are not set forth on Schedule 6.8 as of the Execution Date, regardless of whether such preferential rights to purchase are exercised or unexercised, shall not exceed 10% of the Unadjusted Base Purchase Price;
(e)    Buyer shall have closed the transactions contemplated by the Foreland PSA;
(f)    Foreland shall not have received or be entitled to receive an “Earned Reversionary Share” (as such term is defined in the Foreland JDA) with respect to any of the Assets prior to or as of the Closing; and
(g)    Seller shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 12.3 as required to be delivered by or on behalf of Seller at Closing.
ARTICLE XI
RIGHT OF TERMINATION AND ABANDONMENT
Section 11.1    Termination. This Agreement may be terminated prior to Closing as follows:
(a)    by mutual written consent of Seller and Buyer;
(b)    by Seller, if, through no fault of Seller, Closing does not occur on or before 5:00 p.m., Central Time, on the Outside Date;
(c)    by Buyer, if, through no fault of Buyer, Closing does not occur on or before 5:00 p.m., Central Time, on the Outside Date;
(d)    by Seller, at or after the Scheduled Closing Date, if the conditions set forth in Section 10.1 (other than Section 10.1(c)) are not satisfied or are not capable of satisfaction at such time through no fault of Seller and are not waived by Seller;
(e)    by Buyer, at or after the Scheduled Closing Date, if the conditions set forth in Section 10.2 (other than Section 10.2(c)) are not satisfied or are not capable of satisfaction at such time through no fault of Buyer and are not waived by Buyer;
(f)    by Seller, in the event that Buyer fails to deposit the Deposit in the Escrow Account within three (3) Business Days following the Execution Date; or

(g)    by Buyer, if the transactions contemplated by the Foreland PSA have not closed by the Outside Date or the Foreland PSA is terminated.
provided, however, that without limiting the Parties’ rights under Section 11.1(a), no Party will be entitled to terminate this Agreement under Sections 11.1(b), 11.1(c), 11.1(d), 11.1(e), or 11.1(g) as applicable, if such Party is in breach of this Agreement and such breach results (or would result, if Closing were then scheduled to occur) in a failure of a condition set forth in Section 10.1 or Section 10.2, as applicable. Any termination under Sections 11.1(a) through 11.1(g) is effective upon the non-terminating Party’s receipt of the terminating Party’s written notice of termination.
Section 11.2    Remedies.
(a)    Buyer’s Breach. If the conditions set forth in Section 10.2 have been satisfied at or after the Scheduled Closing Date (or such later date as determined under Section 12.1) and Buyer fails to tender performance at or after the Scheduled Closing Date (or such later date as determined under Section 12.1), Seller shall be entitled to terminate this Agreement under Section 11.1(b) or Section 11.1(d) and seek the Deposit from the Escrow Agent as liquidated damages and not as a penalty. The Parties agree that the monetary damages set forth in this Section 11.2(a) will be deemed liquidated damages (not a penalty) and acknowledge that the damages caused by Buyer’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1) would be impracticable or extremely difficult to estimate and that the amount of liquidated damages set forth in this Section 11.2(a) is a reasonable forecast as of the Execution Date of just compensation for the actual damages reasonably expected to result from Buyer’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1).
(b)    Seller’s Breach. If the conditions in Section 10.1 have been satisfied at or after the Scheduled Closing Date (or such later date as determined under Section 12.1) and Seller fails to tender performance at or after the Scheduled Closing Date (or such later date as determined under Section 12.1), Buyer shall be entitled to (1) seek specific performance of this Agreement or (2) terminate this Agreement under Section 11.1(c) or Section 11.1(e) in which event Buyer shall be entitled to receive the return of the Deposit from the Escrow Agent and the Termination Fee. The Parties agree that the monetary damages set forth in clause (2) in this Section 11.2(b) will be deemed liquidated damages (not a penalty) and acknowledge that the damages caused by Seller’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1) would be impracticable or extremely difficult to estimate and that the amount of liquidated damages set forth in clause (2) in this Section 11.2(b) is a reasonable forecast as of the Execution Date of just compensation for the actual damages reasonably expected to result from Seller’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1).
(c)    Termination of the Foreland PSA. Notwithstanding any language in this Agreement to the contrary: (1) in the event that Buyer terminates this Agreement under Section 11.1(g) and Foreland is entitled to receive the entire deposit under the Foreland PSA, then within two Business Days of termination of this Agreement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the Deposit by wire transfer in immediately available funds; (2) in the event that Buyer terminates this Agreement under Section 11.1(g), the Foreland PSA has terminated, Foreland is not entitled to receive the entire deposit under the Foreland PSA and Buyer has separately agreed to pay an amount to Foreland (the “Foreland Amount”) in connection with the termination of the Foreland PSA, then within two Business Days of termination of this Agreement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller an amount equal to 50% of the Foreland Amount and the remainder to Buyer; and (3) in the event that Buyer terminates this Agreement under Section 11.1(g), the Foreland PSA has terminated and Foreland is not entitled to receive any of the deposit under the Foreland PSA, and Buyer has not separately agreed to pay any amounts to Foreland in connection with the termination of the Foreland PSA, then within two Business Days of termination of this Agreement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer, the Deposit.
(d)    Termination Under Section 11.1. If this Agreement is terminated under Section 11.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 8.3(a) (Confidentiality), 8.3(b) (Injunctive Relief), 11.2 (Remedies), and Article XV (Miscellaneous), and such parts of Annex I (Definitions) as are necessary to give effect to the foregoing, all of which shall continue in full force and effect in accordance with their terms. If Buyer or Seller terminates this Agreement under Section 11.1 (other than in the circumstances described in Section 11.2(a) or Section 11.2(b)), neither Buyer nor Seller shall have any liability to any other Party for termination of this Agreement, but, in such event, Buyer will be entitled to the return of the Deposit from the Escrow Agent.
(e)    Joint Written Instruction. Upon termination of this Agreement as provided in this Article XI, Seller and Buyer shall, as promptly as practicable and in any event within two Business Days after the date that this Agreement is terminated, execute and deliver to each other and the Escrow Agent joint written instructions for the disbursement of the Deposit to the Party entitled to receive the same under this Article XI free and clear of any claims by the other Party with respect thereto.
ARTICLE XII
CLOSING
Section 12.1    Date of Closing. The closing of the Transaction (“Closing”) shall be held on the latest to occur of (i) November 5, 2021, (ii) such later date as Buyer and Seller may agree in writing, or (iii) if the conditions set forth in Section 10.1(c), or Section 10.2(c) have not been satisfied as of the date set forth in clause (i), then the earlier of (A) the date that is three Business Days after the date upon which such conditions have been satisfied or waived (which the Parties agree may be deemed effective as of the date of closing of the Foreland PSA) or (B) the Outside Date (the date set forth in either clause (i), (ii), or (iii), as applicable, is the “Scheduled Closing Date”), or, if all conditions in Article X required to be satisfied at or prior to Closing have not been satisfied or waived as of the Scheduled Closing Date, as soon as possible thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article XI; provided, however, that if there exists any Dispute as to whether any termination right in Article XI has been triggered or if any of the conditions precedent in Article X have failed to be satisfied, Closing shall occur 10 Business Days after the final determination of such Dispute. The date Closing actually occurs is called the “Closing Date.”
Section 12.2    Time and Place of Closing. The Closing shall be held electronically to the extent feasible, or, if not electronically, at the offices of Buyer in The Woodlands, Texas, or at such other time and place as Buyer and Seller may agree in writing. To the extent the Parties have an in-person Closing, the Parties and their Representatives shall each comply with any COVID-19 Measures at such in-person Closing.
Section 12.3    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge and deliver to each other instruments in the form of the Assignment attached as Exhibit B in multiple counterparts for each county in which the Assets are located, and any applicable counterpart forms of any Governmental Authorities, conveying the Assets to Buyer as of the Effective Time, with only a special warranty of Defensible Title by, through, and under Seller but not otherwise, in such number of counterparts as reasonably requested by each Party.
(b)    Buyer and Seller shall execute and deliver the Preliminary Settlement Statement delivered under Section 2.3(b).
(c)    Buyer shall deliver the Closing Amount to the account at a bank designated by Seller by wire transfer of immediately available funds, or by such other method as reasonably requested by Seller.
(d)    Buyer shall deliver to Seller the Officer’s Certificate dated as of the Closing Date, substantially in the form attached as Exhibit C (the “Buyer’s Certificate”).
(e)    Seller shall deliver to Buyer the Officer’s Certificate dated as of the Closing Date, substantially in the form attached as Exhibit D (the “Seller’s Certificate”).
(f)    Seller shall execute and deliver to Buyer, under penalties of perjury, an IRS Form W-9 and a Certificate of Non-Foreign Status, substantially in the form attached as Exhibit E.
(g)    Buyer and Seller shall execute and deliver to each other all required change of operator and similar notices required by Laws of any Governmental Authorities.
(h)    Seller shall deliver recordable releases (in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located) in a form reasonably acceptable to Buyer of any mortgages or security interests over the Assets, in each case, securing indebtedness for borrowed money of Seller or any of its Affiliates.
(i)    Buyer shall deliver to Seller operatorship resignation letters effective as of Closing executed by OpCo for each of the operating agreements set forth on Exhibit A-6 pursuant to which OpCo is the operator as of the Closing.
(j)    Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement or as are reasonably requested by the other Party in order to consummate the Transaction.
ARTICLE XIII
POST-CLOSING COVENANTS
Section 13.1    Post-Closing Adjustments.
(a)    Final Settlement Statement. No later than the date that is 120 days after the Closing Date, Seller will in good faith prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (1) each adjustment or payment that was not finally determined as of Closing, (2) the calculation of such adjustment, and (3) the final adjustments to the Cash Consideration (the Cash Consideration subject to such adjustments as finally determined pursuant to this Section 13.1 is the “Final Cash Consideration”). Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the post-Closing adjustments shown on the Final Settlement Statement. No later than 20 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report (with supporting documentation including all relevant invoices with specific references and other information reasonably requested by Seller) containing any changes that Buyer proposes to make to the final adjustments to the Cash Consideration proposed in the Final Settlement Statement delivered by Seller. Any changes not so specified in such written report from Buyer shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such written notice from Buyer shall prevail. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by the end of such 20-day period shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller and shall not be subject to further Dispute, audit or arbitration. If Seller disagrees with any changes proposed by Buyer, the Parties shall cooperate in good faith to resolve any such Dispute no later than 50 days after Seller’s delivery of the proposed Final Settlement Statement. The date upon which such Disputes are resolved or upon which the Final Cash Consideration is established is the “Final Settlement Date.” If the Final Cash Consideration (net of the Holdback Amount) is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Cash Consideration (net of the Holdback Amount) is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by a Party under this Section 13.1(a) shall be made by wire transfer of immediately available funds within five days of the Final Settlement Date. Subject to and except for the rights and obligations of the Parties described in Section 13.1(b), Section 9.3, or Article XIV (with respect to any obligation related to Taxes), the adjustments set out in the Final Settlement Statement shall be final settlement of the Parties with respect to all matters addressed in such Final Settlement Statement.
(b)    Dispute Resolution. If the Parties are unable to resolve a Dispute as to the Final Settlement Statement and the adjustments to Cash Consideration set forth therein by 60 days after Seller’s delivery of the proposed Final Settlement Statement, then either Seller or Buyer may submit the Disputed matters (other than Title Disputed Matters or Environmental Disputed Matters, which disputes are governed by Section 4.4 and Section 5.2, respectively) to be resolved by the Houston, Texas, office of KPMG, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Seller and Buyer (the “Accounting Referee”), for review and final determination by arbitration. If Seller and Buyer has not agreed upon a mutually acceptable alternate Person to serve as Accounting Referee within 10 Business Days of receiving notice of KPMG’s unavailability, either Party may, within 10 Business Days after the end of such initial 10 Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The FAA shall govern the interpretation, enforcement and proceedings pursuant to this Section 13.1(b). The Accounting Referee’s award shall be made within 30 days after submission by the Parties of the Disputed matters, or such additional period as the Parties may agree, absent an extension of such deadline for good cause (as determined by such Accounting Referee in its sole discretion). The award of such Accounting Referee shall be final and binding upon all Parties, without right of appeal. In making its determination, the Accounting Referee shall be bound by the rules set forth in Article II and this Section 13.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Accounting Referee are necessary to make a proper determination. The Accounting Referee, however, may not render an award with respect to a disputed adjustment, in each case, in excess of the highest value for such disputed adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such disputed adjustment as claimed by Seller or Buyer, as applicable. The Accounting Referee may not otherwise award damages, interest, or penalties to either Party with respect to any disputed matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting their case to the Accounting Referee. Buyer and Seller shall each bear one half of the costs and expenses of the Accounting Referee. Judgment on any award of an Accounting Referee may be entered by any court having jurisdiction thereof.
Section 13.2    Records. Without limiting any other provisions of this Agreement, Seller shall deliver all electronic Records to Buyer at Closing and within 15 Business Days after Closing, Seller shall deliver or cause to be delivered to Buyer original copies of the Records. Seller may retain copies of the Records and shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer acknowledges that Seller will provide the Records as they are currently maintained by Seller and Seller shall not have any obligation to manipulate electronic data or otherwise supply to Buyer the Records in a format not currently maintained by Seller. In addition, upon reasonable notice provided to Buyer and so long as Buyer retains the Records, Seller shall be entitled to access the Records, as necessary, for the purposes of complying with its obligations with respect to the Excluded Assets, the Retained Liabilities, and any other matter for which Seller must indemnify Buyer.
Section 13.3    Reserved.
Section 13.4    Improper or Unintended Transfers. If, following Closing, either Party determines that there was inadvertently transferred to Buyer one or more assets (including Contracts) that are not Assets under this Agreement, such Party shall promptly notify the other Party thereof, and such assets shall be transferred and conveyed by Buyer to Seller as promptly as practicable thereafter. As promptly as practicable, but, in any case within 30 days after Closing, Buyer shall, at its sole cost and expense, remove any property included in the Assets that is physically on an Excluded Asset.
Section 13.5    Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge, and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.
ARTICLE XIV
ALLOCATION OF LIABILITIES; INDEMNIFICATION
Section 14.1    Assumed Liabilities. Subject to and without limiting the Buyer’s right to indemnity under this Article XIV, the terms of Article IV and Article V (including Buyer’s rights and remedies arising thereunder), the special warranty of Defensible Title in the Assignment, or any adjustments to the Cash Consideration set forth in Section 2.3, effective as of Closing, Buyer hereby assumes and agrees to pay, perform, fulfill, and discharge all obligations, duties, liabilities and other Losses with respect to, arising from, based upon, or attributable to the Assets, regardless of whether such obligations, duties, liabilities, and other Losses arose prior to, on, or after the Effective Time (collectively, and, for purposes of clarity excluding the Retained Liabilities the “Assumed Liabilities”), including (a) the Assumed Environmental Liabilities; (b) the administration and payment of the Suspense Funds (solely to the extent Buyer receives a downward adjustment to the Cash Consideration at Closing pursuant to Section 2.3 in respect thereof); (c) those applicable to or related to the ownership, development, exploration, operation, and maintenance of the Assets and the production, transportation, processing, and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses, whether imposed under or required by applicable Contracts, the Leases, applicable Law, or otherwise; (d) the administration and payment of Burdens on the Assets; (e) the Plugging and Abandonment Obligations; (f) except to the extent constituting Retained Liabilities under Section 14.2(h), Losses relating to or arising from any contamination or condition arising out of or attributable to any offsite disposal, removal, arrangement, or transportation of Hazardous Substances from the Assets as governed by applicable Law; (g) the performance and discharge of all obligations, covenants, and agreements arising from or relating to the Leases and Contracts or other agreements included within the Assets; (h) Buyer Taxes, and (i) the make-up and balancing obligations for gas from the Wells, including any Imbalance Volumes; provided, however, the Assumed Liabilities do not include, in all instances, (A) the Retained Liabilities, (B) matters that are subject to indemnification pursuant to Section 14.3(b) and (C) Losses to the extent caused by, arising out of, or resulting from the Excluded Assets. By assuming any liabilities or obligations in this Section 14.1, Seller and Buyer do not intend to admit, and are not deemed to have admitted, any liability to any third Person. Buyer’s assumption of the Assumed Liabilities shall not affect the Parties’ agreement with respect to adjustments to the Cash Consideration under Section 2.3 or Section 13.1.
Section 14.2    Retained Liabilities. Without limiting the indemnity provisions set forth in Section 14.3, Seller shall retain and shall pay, perform, fulfill, and discharge any and all liabilities, Losses, duties or obligations, known or unknown relating to any of the following (collectively, the “Retained Liabilities”):
(a)    any Seller Taxes;
(b)    any matters required to be borne, paid or retained by Seller under Section 2.3;
(c)    any intercompany Losses or liabilities between Seller and any of its Affiliates other than Property Expenses;
(d)    Seller’s or its Affiliates’ responsibilities or liabilities under ERISA or the Code applicable to their respective employees, and any obligations or liabilities owed to, or arising out of any of Seller’s employment or service provider relationships with any of their employees or service providers or out of or with respect to any Benefit Plan or under any applicable Law with respect thereto, to the extent attributable to events that occurred prior to the Closing Date;
(e)    all liabilities and obligations arising from the litigation identified on Schedule 6.7 (or that should have been set forth on Schedule 6.7 in order for Seller’s representation in Section 6.7 to be true and correct at and as of the Execution Date and the Closing Date);
(f)    any personal injury or death occurring on, attributable to, or arising out of, the ownership of the Assets prior to the Closing Date (except for any personal injury or death attributable to or resulting from an Assumed Environmental Liability or Buyer’s access pursuant to Section 3.2(a));
(g)    the Fraud, gross negligence or willful misconduct of Seller Group in connection with the ownership of the Assets prior to Closing;
(h)    the disposal or transportation of any Hazardous Substances by or on behalf of Seller by the Seller or any Affiliate thereof from any location that is on or within any of the Assets to any location that is not on or within any of the Assets in connection with Seller’s ownership of such Assets prior to Closing;

(i)    any penalties or fines imposed by a Governmental Authority levied at any time against Seller or imposed or assessed at any time related to, arising out of, or based on Seller’s ownership of the Assets prior to the Closing;
(j)    any Excluded Assets (including the ownership or operations thereof); and
(k)    all liabilities and obligations arising from any payment, nonpayment, mis-calculation or mispayment by or on behalf of Seller or any of its Affiliates (including any third Person payor remitting amounts on behalf of Seller or any of its Affiliates) of any Burdens with respect to the Assets in connection with any Third-Party Claim or otherwise, in each case, attributable to periods prior to the Effective Time;
By retaining any liabilities or obligations in this Section 14.2, Seller and Buyer do not intend to admit, and shall not be deemed to have admitted, any liability to any third Person.
Section 14.3    Indemnification.
(a)    Buyer’s Indemnification of Seller. From and after Closing, Buyer shall defend, indemnify, save, and hold harmless the Seller Group from and against any and all Losses, liabilities, duties, or obligations, known or unknown, to the extent caused by, arising out of, or resulting from:
(1)    the Assumed Liabilities;
(2)    any matter for which Buyer has agreed to indemnify Seller under this Agreement or in any Transaction Document (in addition to the other matters expressly identified in this Section 14.3(a));
(3)    any breach of or inaccuracy in any representations or warranties made by Buyer in this Agreement or in any Transaction Document; and
(4)    any breach or non-fulfillment of any covenants or agreements of Buyer under this Agreement or in any Transaction Document.
The indemnification obligations described in this Section 14.3(a) apply to the Losses described in such provisions EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE OTHER PARTY OR ANY INDEMNIFIED PARTIES BUT EXCLUDING THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.
(b)    Seller’s Indemnification of Buyer and Earthstone. From and after Closing, Seller, jointly and severally, shall defend, indemnify, save, and hold harmless the Buyer Group from and against any and all Losses, liabilities, duties, or obligations, known or unknown, to the extent caused by, arising out of, or resulting from:
(1)    the Retained Liabilities;

(2)    any matter for which Seller has agreed to indemnify Buyer and Earthstone under this Agreement or in any Transaction Document (in addition to the other matters expressly identified in this Section 14.3(b));
(3)    any breach of or inaccuracy in any representations or warranties made by Seller in this Agreement or in any Transaction Document;
(4)    any breach or non-fulfillment of any covenants or agreements of Seller under this Agreement or in any Transaction Document; and
(5)    Property Expenses of Seller or its Affiliates incurred prior to the Effective Time not accounted for under Section 2.3 or Section 13.1.
The indemnification obligations described in this Section 14.3(b) apply to the Losses described in such provisions. EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE OTHER PARTY OR ANY INDEMNIFIED PARTIES, BUT EXCLUDING THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.
(c)    Materiality. Notwithstanding anything herein to the contrary, for purposes of Section 14.3(a)(3) and Section 14.3(b)(3), when determining whether a breach or inaccuracy has occurred in any representation or warranty contained in Article VI or in the Seller’s Certificate delivered by Seller pursuant to Section 12.3(e) or in the Buyer’s Certificate delivered by Buyer pursuant to Section 12.3(d) (including in any definitions contained therein), and in calculating the amount of Losses resulting from any such breach or inaccuracy, all materiality qualifications referencing the terms “material,” “material and adverse,” Material Adverse Effect, “materially,” “material adverse effect,” “in all material respects,” “substantial,” or words of similar import or effect shall be disregarded and deemed not so qualified.
Section 14.4    Exclusive Remedies; Waiver. Notwithstanding anything to the contrary contained in this Agreement, except for and subject to (a) the special warranty of Defensible Title set forth in the Assignment, (b) Article IV, Article V, Article IX, and Article XI, (c) remedies that cannot be waived as a matter of Law, (d) claims or Losses arising out of Fraud, and (e) any and all rights for injunctive relief or specific performance expressly provided in this Agreement, in each case, with respect to the breach of this Agreement or any other Transaction Document, (1) the Buyer Group’s sole and exclusive recourse against Seller after Closing for any Loss or claim of Losses arising out of or relating to this Agreement or any other Transaction Document is the indemnification provisions of this Article XIV, and (2) the Seller Group’s sole and exclusive recourse against Buyer and Earthstone after Closing for any Loss or claim of Losses arising out of or relating to this Agreement or any other Transaction Document is the indemnification provisions of this Article XIV. Without limiting the generality of the foregoing and subject to the remedies contained in or with respect to: (i) the special warranty of Defensible Title set forth in the Assignment, (ii) Article IV, Article V, Article IX, Article XI, and this Article XIV, (iii) remedies that cannot be waived as a matter of Law, (iv) claims or Losses arising out of Fraud, and (v) any and all rights for injunctive relief or specific performance expressly provided in this Agreement, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (except for claims of Fraud) that it or any of its respective Representatives or Affiliates may have against each of the other Parties or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity.
Section 14.5    Procedure. All claims for indemnification under Section 14.3 shall be asserted and resolved as follows:
(a)    Claim Notice. The Party seeking indemnification under the terms of Article XIV (“Indemnified Party”) shall submit a written notice (“Claim Notice”) to the other Party (“Indemnifying Party”) stating the specific details of and specific basis under this Agreement for its claim. The amount claimed shall be paid by the Indemnifying Party to the extent required in this Agreement within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.
(b)    Third-Party Claim.
(1)    Within 30 days after the Indemnified Party receives notice of a claim, assertion, legal action, arbitration, investigation, or other matter or proceeding brought by any Person that is not a Party or an Affiliate of a Party and that may result in a Loss for which indemnification may be sought under this Agreement (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice regarding such Third-Party Claim to the Indemnifying Party, including copies of all pleadings and other information with respect to such Third-Party Claim. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability under this Agreement except to the extent that the defense of such Third-Party Claim is materially prejudiced by the failure to give such notice. The Indemnified Party is authorized, prior to the election by the Indemnifying Party to assume the defense of such Third-Party Claim, to file any motion, answer, or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification.
(2)    At the election of the Indemnifying Party, which shall be made within 20 days after receipt of the Claim Notice, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim (to the extent only that such Third-Party Claim relates to a Loss for which the Indemnifying Party may be liable). If the Indemnifying Party elects to assume control of the defense of the Third-Party Claim, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary and reasonably request to the proper defense of such Third-Party Claim. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third-Party Claim. If the Indemnifying Party elects to defend the Third-Party Claim under this Section 14.5(b), then the Indemnifying Party shall work diligently to defend or otherwise resolve the Third-Party Claim.
(3)    If the Indemnifying Party does not elect to assume control of the defense of the Third-Party Claim within the 20-day period provided in Section 14.5(b), the Indemnified Party will use its commercially reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, assertion, legal action, or other matter to which such other Party’s indemnification under this Article XIV applies until the Indemnifying Party assumes such defense and, if settlement has been offered and the Indemnifying Party has not at such time admitted its obligation to defend and indemnify the Indemnified Party against such Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under clause (iii) in the immediately preceding sentence.
(4)    The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any judgment, compromise, settlement, or discharge with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise, settlement, or discharge (w) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (x) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (y) does not encumber any of the assets of any Indemnified Party (including the Assets) or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (z) includes, as a condition of any entry of judgment, settlement, compromise, discharge, or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Party Claim.
(c)    Direct Claims. If an Indemnified Party determines that it has a claim for indemnification under this Agreement against the Indemnifying Party other than as a result of a Third-Party Claim (a “Direct Claim”), the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a 30-day period beginning on the date the Indemnified Party provides the Claim Notice to the Indemnifying Party for such Direct Claim. If the Indemnified Party and the Indemnifying Party are unable to reach a resolution as to such Direct Claim within the 30-day period, the Indemnified Party will be entitled to seek appropriate remedies in accordance with the terms of this Agreement, subject to the limitations on recovery in this Article XIV. Promptly following the final determination or agreement by the Parties of the amount of any Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this

Agreement in respect of such Direct Claim, the Indemnifying Party shall pay such Losses, if any, to the Indemnified Party by wire transfer of immediately available funds in accordance with Section 14.5(e). If the Indemnified Party is required to institute any proceedings in order to recover Losses, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) will be added to the amount of Losses payable to the Indemnified Party if and only to the extent the Indemnified Party recovers and it is determined by consent, decree, ruling or other action to become final and non-appealable.
(d)    Holdback Amount.
(1)    At Closing, the Deposit (such amount as of the Closing, the “Holdback Amount”) shall be retained in the Escrow Account (except to the extent distributed pursuant to this Agreement and the Escrow Agreement) until the date that is 12 months after the Closing Date (the “Holdback Expiration Date”), and so long thereafter as may be required to resolve any claims asserted by Buyer prior to such date as provided hereunder.
(2)    To the extent that it is finally determined under the terms of this Agreement that Buyer is entitled to any claim for indemnification under Section 14.3(b), the Parties shall cause the Escrow Agent to distribute, without offset or counterclaim, such amount to Buyer from the Holdback Amount, which distribution shall satisfy such claim only up to the amount so distributed to Buyer.
(3)    On the Holdback Expiration Date, Buyer and Seller shall jointly instruct the Escrow Agent to release the then-current balance of the Holdback Amount, if any, to Seller in accordance with the Escrow Agreement; provided, however, that Buyer and Seller shall jointly instruct the Escrow Agent to retain an amount (up to the then-current balance of the Holdback Amount) equal to the amount of indemnity claims under Section 14.3(b) asserted by Buyer on behalf of itself or any member of the Buyer Group on or prior to the end of the Holdback Expiration Date that remains unresolved (an “Unresolved Claim”). That portion of the Holdback Amount retained for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this Article XIV and paid to (or the applicable portion thereof) (i) the applicable member of the Buyer Group, if applicable, and (ii) Seller with joint escrow instructions pursuant to the Escrow Agreement.
(4)    The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Escrow Account in accordance with this Section 14.5(d).
(5)    Buyer and Seller shall each bear 50% of all fees and costs charged by the Escrow Agent associated with the Holdback Amount.
(e)    Satisfaction of Indemnification Claims. Subject to the provisions of this Article XIV, including this Section 14.5(e), any indemnification of any Indemnified Parties pursuant to this Article XIV or for other amounts payable by any Indemnifying Parties under this Agreement shall be effected promptly (and, in any event, within two Business Days after a determination that the Indemnified Party is entitled to indemnification pursuant to Section 14.5(b)) by wire transfer of immediately available funds from the Indemnifying Parties or the Escrow Agent, if applicable, to an account designated by the Indemnified Party. For the avoidance of doubt, disbursements from the Escrow Account shall not be the sole and exclusive recourse of Buyer for any breach of any representation, warranty or covenant of Seller pursuant to this Agreement or any other post-Closing liability of Seller pursuant to this Agreement (including any indemnity obligation), and, if such amounts in the Escrow Account are insufficient to fully satisfy any amounts to which any member of the Buyer Group may be entitled hereunder, such insufficiency shall not be deemed to prohibit, restrict or otherwise limit such member of the Buyer Group from seeking recovery hereunder (subject to the terms of this Agreement).
(f)    Non-Party Indemnified Parties. Any claim for indemnity under this Agreement (including this Article XIV) by any Person other than Buyer, Earthstone or Seller must be brought and administered by the applicable Party to this Agreement. No Indemnified Party or Person other than Seller, Earthstone and Buyer shall have any rights against Seller, Earthstone or Buyer under this Agreement (including this Article XIV) except as may be exercised on its behalf by Buyer, Earthstone or Seller, as applicable, under this Article XIV. Each of Seller, Earthstone and Buyer may elect to exercise or not exercise indemnification rights under this Article XIV on behalf of the other Indemnified Party affiliated with such Party in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Article XIV. Without limiting the rights of a Party under and to the extent provided under Article XI, (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any named Party to this Agreement, and (ii) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of Seller, Earthstone or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the Transaction.
Section 14.6    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED LIABILITIES, RETAINED LIABILITIES, WAIVER, AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 14.7    Reservation as to Third Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Person for any obligations or liabilities that may be suffered by or incurred with respect to the Assets, the Retained Liabilities, or the Assumed Liabilities.
Section 14.8    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Law.
Section 14.9    Survival; Time for Claims; Liability Limitations.
(a)    Survival of Seller’s Representations, Warranties, Covenants, and Indemnification Obligations. The (i) representations and warranties of Seller in this Agreement (and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 12.3(e)), and (ii) the covenants and performance obligations of Seller set forth in this Agreement, including all indemnity obligations under Article XIV (including with respect to Seller’s indemnity obligations with respect to Retained Liabilities described in Section 14.2(b)), shall survive the Closing Date for a period ending 12 months after the Closing Date (such period, the “General Survival Period”), except that:
(1)    the Fundamental Representations of Seller, the representations, warranties and covenants of Seller contained in Article IX (regarding Tax Matters), and Seller’s indemnity obligations with respect to the Retained Liabilities described in Section 14.2(f) shall survive Closing until 60 days after the expiration of the applicable statute of limitations;
(2)    Seller’s indemnity obligations with respect to the Retained Liabilities described in Section 14.2(a), Section 14.2(c), Section 14.2(d), Section 14.2(e), Section 14.2(g), Section 14.2(i) and Section 14.2(j) shall survive Closing indefinitely;
(3)     Seller’s indemnity obligations with respect to the Retained Liabilities described in Section 14.2(h) and Section 14.2(k) shall survive the Closing Date for a period ending 30 months after the Closing Date;
(4)    Any other covenants and agreements of Seller to be performed from and after Closing shall survive the Closing until fully performed in accordance with its or their terms; and
(5)     notwithstanding anything in this Section 14.9(a) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation or warranty by Seller constitutes Fraud, such representation or warranty shall survive the Closing indefinitely.
(b)    Survival of Buyer’s Representations, Warranties, Covenants, and Indemnification Obligations. The representations and warranties of Buyer in this Agreement

(and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 12.3(d) or any other Transaction Document), and the covenants, indemnity obligations, and other performance obligations of Buyer in this Agreement shall survive until 12 months after Closing, except that (i) Fundamental Representations of Buyer and Assumed Liabilities shall survive Closing until 60 days after the expiration of the applicable statute of limitations, and (ii) notwithstanding anything in this Section 14.9(b) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation or warranty by Buyer constitutes Fraud, such representation or warranty shall survive the Closing indefinitely.
(c)    No Additional Indemnity Rights. No Indemnified Party shall be entitled to indemnification for any Loss under this Article XIV unless the Indemnified Party delivers a Claim Notice setting forth its claim for indemnification to the Indemnifying Party on or prior to the applicable survival date set forth in Section 14.9(a) or Section 14.9(b), as applicable, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive such applicable survival period until a final resolution thereof that is not subject to appeal and any Losses resulting from, related to or arising out of such claim shall be fully-recoverable.
(d)    De Minimis Threshold. Seller shall not have any liability for any indemnification under Section 14.3(b)(3) (except for claims based on a breach of or inaccuracy in any of the Fundamental Representations of Seller), for an individual matter until and unless the amount of the liability for Losses exceeds $50,000 (the “De Minimis Threshold”) per event or circumstance. Notwithstanding anything else to the contrary, the De Minimis Threshold shall not apply to any Loss arising from or as a result of any of the Specified Exceptions and any such Losses shall be recoverable from the first dollar.
(e)    Deductible. Seller shall not have any liability for any indemnification under Section 14.3(b)(3) (except for claims based on a breach of or inaccuracy in any of the Fundamental Representations of Seller) until and unless the aggregate amount of the liability for all Losses that exceed the De Minimis Threshold for which Claim Notices are delivered by Buyer exceeds 2% of the Unadjusted Base Purchase Price (the “General Deductible”), at which point, subject to the other limitations set forth herein, any member of the Buyer Group shall be entitled to indemnification for all Losses solely for the amount in excess of the General Deductible up to that amount described in Section 14.9(f). Notwithstanding anything else to the contrary, the General Deductible shall not apply to any Loss arising from or as a result of any of the Specified Exceptions and any such Losses shall be recoverable from the first dollar.
(f)    Seller Cap. The aggregate liability of Seller for Losses under Section 14.3(b)(3) (except for claims based on a breach of or inaccuracy in any of the Fundamental Representations of Seller) shall not exceed the Holdback Amount. Notwithstanding anything to the contrary contained in this Agreement, except with respect to any Loss arising from or as a result of any action or inaction that constitutes Fraud, in no event shall Seller be liable for Losses under Section 14.3(b) in an amount in excess of the Unadjusted Base Purchase Price.

(g)    Buyer Threshold, Deductible and Cap. Buyer and Earthstone shall not have any liability for any indemnification under Section 14.3(a)(3) (other than with respect to the Buyer’s Fundamental Representations), for an individual matter until and unless the amount of the liability for Losses exceeds the De Minimis Threshold. Buyer and Earthstone shall not have any liability for any indemnification under Section 14.3(a)(3) (other than with respect to the Fundamental Representations) until and unless the aggregate amount of the liability for all Losses for which Claim Notices are delivered by Seller exceeds the General Deductible, at which point, subject to the other limitations set forth herein, any member of the Seller Group shall be entitled to indemnification for all Losses solely for the amount in excess of the General Deductible up to that amount described in the following sentence of this Section 14.9(g); provided, however, the General Deductible shall not apply to any Loss arising from or as a result of any (1) action or inaction that constitutes Fraud, (2) breach of any Fundamental Representation, and any Losses described in this proviso shall be recoverable from the first dollar. The maximum liability of Buyer and Earthstone, in the aggregate, with respect to Losses under Section 14.3(a) shall be an amount equal to the Holdback Amount; provided, however, that with respect to any Loss arising from or as a result of any (i) action or inaction that constitutes Fraud, (ii) breach of or inaccuracy in Buyer’s Fundamental Representations, or (iii) the Assumed Liabilities, and notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be liable for Losses under Section 14.3(a) in an amount in excess of the Unadjusted Base Purchase Price.
(h)    Insurance and Mitigation. The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article XIV shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Losses (net of any reasonable collection costs). In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss under more than one provision of this Agreement or any other Transaction Document. Each Indemnified Party shall take all reasonable steps to mitigate all Losses after becoming actually aware of any event that could reasonably be expected to give rise to any Loss that is indemnifiable or recoverable under this Agreement.
ARTICLE XV
MISCELLANEOUS
Section 15.1    Expenses. Except as otherwise specifically provided otherwise in this Agreement, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, consultant, and other professional costs and expenses. Buyer shall be solely responsible and pay for all recording fees related to the transfer of the Assets (and, for the sake of clarity, shall be responsible for the recording of documents in the appropriate county offices and in the files of the applicable Governmental Authorities).
Section 15.2    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery under this Agreement shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email; provided, however, that if such day is not a Business Day, such notice or communication shall be deemed received on the first Business Day thereafter. All notices and communications shall be addressed as follows:
If to Seller:
BCC-Foreland LLC
200 Clarendon
Floor 37
Boston, MA 02116
Attn:     Andrew Hailey
Email:     AHailey@baincapital.com

And with a copy to (which will not constitute notice):
Haynes and Boone, LLP
1050 17th Street
Suite 1800
Denver, CO 80265
Attn: Chris Reagen
Email: Chris.Reagen@haynesboone.com
If to Earthstone or Buyer:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
    Attn:     Robert J. Anderson, President and Chief Executive Officer
Email:    Robert@earthstoneenergy.com
And with a copy to (which will not constitute notice):

Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Attn:    Reid A. Godbolt
    Adam J. Fogoros
Email:    rgodbolt@joneskeller.com
    adamf@joneskeller.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

Section 15.3    Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Earthstone and Seller.
Section 15.4    Waiver. Except as expressly provided in this Agreement:
(a)    no Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party against whom the waiver or discharge is sought to be enforced;
(b)    a waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition; and
(c)    no failure or delay on the part of any Party to exercise or enforce any claim, power, right, privilege, remedy, or condition under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between or among the Parties shall operate as a waiver, discharge, or estoppel of any such claim, power, right, privilege, remedy, or condition.
Section 15.5    Assignment. No Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Parties, which consent may be withheld for any or no reason in such Party’s sole and absolute discretion and may be conditioned on the receipt of a written assumption of such obligations from the delegate; provided, however, Buyer may assign its rights hereunder to receive the transfer and assignment of some or all of the Assets to one or more of its wholly-owned Subsidiaries by providing prior written notice to Seller and upon any such assignment Buyer shall remain liable for its obligations hereunder. Any such purported assignment or delegation in breach of the previous sentence is void.
Section 15.6    Public Announcements. Earthstone shall be entitled to issue or make any press release or other public announcement relating to the subject matter of this Agreement without the approval of Seller; provided, that, Earthstone shall provide Seller a copy of any proposed press release or announcement prior to release of such press release or announcement. Without Earthstone’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not issue or make any press release or other public announcement, provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such approval shall not be in violation of this Section 15.6 if it is made in order for the Seller or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations and provided (a) it is limited to those disclosures that are required to so comply and (b) Seller provides to Earthstone prior written notice of the disclosure and a reasonable opportunity to provide comments thereon. Notwithstanding the foregoing, this Section 15.6 shall not restrict any Party from (x) making any public announcement in the event the other Party has previously made such public announcement in compliance with this Section 15.6 or (y) recording the Assignment delivered at Closing, making disclosures that are required pursuant to Contracts, Leases or Surface Interests, or from complying with any disclosure requirements of Governmental Authorities that are applicable to or triggered by the transfer of the Assets or of the operation thereof.
Section 15.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.
Section 15.8    Jurisdiction; Waiver of Jury Trial.
(a)    Except for (i) Title Disputed Matters, which shall be resolved under Section 4.4, (ii) Environmental Disputed Matters, which shall be resolved under Section 5.2, (iii) Disputes as to the Final Cash Consideration, which shall be resolved under Section 13.1(b), and (iv) those matters described in Section 15.8(b), the Parties shall resolve all other Disputes through the federal and state courts sitting in Harris County, Texas, to whose jurisdiction each Party consents. Each Party shall bear its own costs and expenses of resolving such Disputes. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A TRIAL BY JURY.
(b)    The Parties shall continue to perform their respective obligations under this Agreement while any Dispute is pending. Notwithstanding anything in this Section 15.8 to the contrary, any Party may proceed to any court of competent jurisdiction to (i) obtain provisional injunctive, ancillary, or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Section 15.8, or (ii) enter and enforce any judgment on the award rendered in accordance with applicable Laws. The arbitration, as applicable, of the underlying Dispute will proceed in accordance with the terms of this Section 15.8 during the pendency of the proceeding to obtain such provisional injunctive, ancillary, or other equitable relief.
(c)    Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in any federal or state court in Harris County, Texas.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 15.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
Section 15.9    Governing Law. This Agreement and the Transaction and any arbitration or Dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Delaware (except that, with respect to issues related to real property for Assets located in a specific state, the Laws of such state shall govern), without reference to the conflict of Laws principles thereof.
Section 15.10    Entire Agreement. This Agreement, including the Exhibits and Schedules, the Escrow Agreement, and the other Transaction Documents constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.
Section 15.11    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.
Section 15.12    No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer, Earthstone and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Buyer Group and the Seller Group.
Section 15.13    No Recourse. Subject to the remainder of this Section 15.13, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transactions contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty

Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 15.13 to the contrary, this Section 15.13 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).
Section 15.14    Time of the Essence. Time is of the essence in this Agreement.
Section 15.15    No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.
Section 15.16    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NO PARTY OR ITS AFFILIATES SHALL BE ENTITLED TO SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE BREACH THEREOF (INCLUDING CLAIMS PURSUANT TO SECTION 11.2 OR ARTICLE XIV) OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, DIMINUTION IN VALUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY FOR ITSELF AND ON BEHALF OF ITS AFFILIATES

HEREBY WAIVES ANY RIGHT TO SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY ANY OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES RECOVERED BY THIRD PARTIES AGAINST A MEMBER OF THE BUYER GROUP OR A MEMBER OF THE SELLER GROUP, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES SUBJECT TO THIRD PARTY CLAIMS FOR INDEMNIFICATION UNDER THIS AGREEMENT.
Section 15.17    Waiver of Consumer Rights Under DTPA. Buyer certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code (as amended, the “DTPA”). Buyer covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, AFTER CONSULTATION WITH ATTORNEYS OF BUYER’S OWN SELECTION, BUYER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS IN CONNECTION WITH THE TRANSACTION.
Section 15.18    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until 8:00 A.M., Central Time on the date that is five Business Days prior to the Closing Date to provide Buyer with amendments to the Schedules to Seller’s representations and warranties contained in this Agreement; to the extent such amendments reflect events first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Schedules and Seller shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Buyer. However, for all purposes of this Agreement, including for purposes of satisfying the condition to Closing in Section 10.2(a), the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. Notwithstanding the foregoing, if Buyer is not required to consummate the Closing due to a failure of the condition in Section 10.2(a), but Buyer nevertheless elects to consummate the Closing (in lieu of terminating this Agreement), then Buyer shall be deemed to have waived any claims related to each matter that is contained in any such amendments to the Schedules pursuant to this Section 15.18 and which gave rise to Buyer’s right to not close the transactions contemplated by this Agreement.

Section 15.19    Other Contract Interpretation.
(a)    Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
(b)    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible.
(c)    Agreement Not to be Construed Against Drafter. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)    Miscellaneous Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) “or” is disjunctive but not necessarily exclusive, (2) words in the singular include the plural and vice versa, (3) the words “herein,” “hereof,” “hereby,” “under this Agreement,” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (4) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require. The Schedules and Exhibits attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references to “dollars” or “$” shall refer to United States Dollars.
[Signature pages follow]

Seller has executed this Agreement as of the Execution Date.
SELLER

BCC-FORELAND LLC,
a Delaware limited liability company

By: BCC-Foreland Aggregator LLC,
       its managing member

By: Bain Capital Credit Member, LLC,
       its manager

By: /s/ Andrew Viens
Name: Andrew Viens
Title:   Managing Director / Global Head of Operations

Seller’s Signature Page to
Purchase and Sale Agreement

Buyer and Earthstone have executed this Agreement as of the Execution Date.
BUYER
EARTHSTONE ENERGY HOLDINGS, LLC
By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President and Chief Executive Officer

EARTHSTONE
EARTHSTONE ENERGY, INC.
By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President and Chief Executive Officer

Buyer’s Signature Page to
Purchase and Sale Agreement

Annex I
Definitions
“AAA” is defined in Section 4.4(b).
“Accounting Referee” is defined in Section 13.1(b).
“AFEs” is defined in Section 6.14.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; provided, however, for the avoidance of doubt, for the purposes of this Agreement, in no event shall Foreland be or be deemed to be an Affiliate of Seller. As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of more than 50% of the equity interest or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Aggregate Deductible” means an amount of money equal to 2% of the Unadjusted Base Purchase Price (which is a deductible, not a threshold).
“Agreement” is defined in the preamble.
“Allocated Value” means:
(a)    with respect to each Lease, the value allocated to such Lease in the column with the heading “Allocated Value” on Schedule 2.2;
(b)    with respect to each Well, the value allocated to such Well in the column with the heading “Allocated Value” on Schedule 2.2; and
(c)    the value, if any, allocated to any other Assets on Schedule 2.2.
“Allocation” is defined in Section 9.8.
“ASC” means the Accounting Standards Codification.
“Asset Taxes” means all Property Taxes and Severance Taxes.
“Assets” is defined in Section 1.2.
“Assignment” the Assignment and Bill of Sale from Seller to Buyer or an Affiliate of Buyer as permitted herein, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B.
“Assumed Environmental Liabilities” means, except for Buyer’s rights to indemnification in Section 14.3(b) and except as excluded as a Retained Liability, all Losses

Annex I – Page 1

(including Remediation Costs, and any damage to natural resources (including soil, air, surface water, or groundwater) and expenses for the modification, repair, replacement, or removal of facilities on the Lands) brought or assessed by any and all Persons relating to (a) environmental conditions in, on, or under the Assets, (b) the presence, disposal, or Release of any Hazardous Substances of any kind in, on, or under the Assets, and (c) any matters described in Section 5.4 or on Schedule 6.12, which, with respect to clauses (a), (b), or (c), is created or attributable to any period of time, whether arising before, on, or after the Closing Date.
“Assumed Liabilities” is defined in Section 14.1.
“Base Purchase Price” is defined in Section 2.1(a).
“Benefit Plan” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether written or oral, including, cash or equity or equity-based, deferred compensation, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, welfare, cafeteria, severance, retirement, pension, savings, or termination.
“Burdens” means any royalties (including landowner’s, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.
“Buyer” is defined in the preamble.
“Buyer’s Certificate” is defined in Section 12.3(d).
“Buyer Group” means, individually and in any combination, (a) Buyer and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Buyer in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.
“Buyer Taxes” means (a) Income Taxes imposed by any applicable Law on Buyer, any of Buyer’s direct or indirect owners or Affiliates, or any consolidated, combined, or unitary group of which any of the foregoing is or was a member for Post-Closing Tax Periods; (b) any Asset Taxes allocable to Buyer under Article IX (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Buyer as a result of the adjustments to the Base Purchase Price made under Section 2.3 and/or Section 13.1, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes under Section 9.3); (c) any Transfer Taxes allocated to Buyer under Section 9.7; and (d) any Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on or attributable to the acquisition, ownership or

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operation of the Assets or production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) beginning at the Effective Time.
“Capital Projects” is defined in Section 6.14.
“Cash Consideration” is defined in Section 2.1(a).
“Casualty Loss” is defined in Section 8.4.
“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Earthstone, executed May 9, 2017, and as amended on July 20, 2021.
“Claim” means any claim, action, litigation, inquiry, Proceeding (at law or in equity), cause of action, audit, settlement, investigation, charge, suit, complaint, demand or similar matter, including notice of such matters.
“Claim Notice” is defined in Section 14.5(a).
“Class A Common Stock” means the Class A common stock, $0.001 par value per share, of Earthstone.
“Class B Common Stock” means the Class B common stock, $0.001 par value per share, of Earthstone.
“Closing” is defined in Section 12.1.
“Closing Amount” means the Cash Consideration, as adjusted in accordance with the terms of this Agreement, less the Holdback Amount.
“Closing Date” is defined in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Consent” means, other than any preferential right to purchase, any required consents to assignment or other similar restrictions on assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyer or the consummation of the Transaction.
“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement, including any marketing agreements, area of mutual interest agreements, surface damage agreements, joint venture agreements, participation agreements, exchange agreements, division and transfer orders, purchase and sale agreements, transportation agreements, gathering and processing contracts, marketing agreements, operating agreements, communitization, unitization or pooling

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agreements, facilities agreements, balancing agreements, farmin and farmout agreements, or service agreements.
“Contracting Parties” is defined in Section 15.13.
“COPAS” means the Council of Petroleum Accountant Societies of North America.
“COVID-19 Measures” means any actions or measures deemed necessary by Seller or Buyer in their discretion, acting reasonably, to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester Law, or any directives, guidelines or recommendations of any Governmental Authority, in each case in connection with or in response to COVID-19.
“Cure Period” is defined in Section 4.2(f).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“De Minimis Threshold” is defined in Section 14.9(d).
“Defect Determination Date” is defined in Section 4.2(f).
“Defect Notice Date” means 5:00 p.m., Central Time, on October 30, 2021.
“Defensible Title” is defined in Section 4.1(a).
“Deposit” is defined in Section 2.1(b).
“Direct Claim” is defined in Section 14.5(c).
“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Transaction, or the other Transaction Documents including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Transaction, or the other Transaction Documents.
“DTPA” is defined in Section 15.17.
“Earthstone” is defined in the preamble.
“Effective Time” is defined in Section 1.4.
“Encumbrance” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise),

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easements and other encumbrances of every type and description, whether imposed by Law, agreement, understanding or otherwise.
“Environmental Arbitrator” is defined in Section 5.2(c).
“Environmental Assessment” is defined in Section 3.2(a).
“Environmental Consultant” is defined in Section 5.1(a).
“Environmental Defect” means any condition, matter, obligation, event or circumstance (including a condition in air, land, soil, surface strata, subsurface strata, surface water, ground water, or sediments) in, on, or under any portion of any Asset that (a) is attributable to the period of time prior to the Closing Date, (b) causes an Asset and/or Seller or OpCo (limited to OpCo’s operations of the Assets for which and to the extent that Seller would be liable) to be in violation of or non-compliance with or requires Remediation under any Environmental Laws at the time of the submittal of any Environmental Defect Notice, and (c) requires Remediation Costs in excess of the Environmental Defect Threshold; provided, however, “Environmental Defect” shall not include (i) the matters described on Schedule 6.12, (ii) Plugging and Abandonment Obligations, or (iii) any condition, contamination, liability, loss, cost, expense or claim related to asbestos, asbestos-containing material, NORM or TE-NORM (unless and to the extent the presence of such asbestos, NORM or TE-NORM constitutes a violation of Environmental Laws as of the Execution Date). Each Environmental Defect that is not the result of a single incident or condition or single ongoing incident or condition will be addressed as a single incident or condition, and such Environmental Defects will not be aggregated on a per-condition basis or otherwise (e.g., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).
“Environmental Defect Adjustment” is defined in Section 5.1(c).
“Environmental Defect Notice” means a written notice of an Environmental Defect that contains the information set forth in Section 5.1(b) made by Buyer to Seller on or before the Defect Notice Date.
“Environmental Defect Threshold” means an amount equal to $50,000 per condition (on an 8/8ths basis).
“Environmental Disputed Matters” is defined in Section 5.2(b).
“Environmental Law” means all applicable Laws pertaining or relating to (a) pollution, (b) the protection of public health or safety (regarding Hazardous Substances) or the environment or natural resources, and (c) the management, handling and use of, exposure to, presence, transport, storage, processing, treatment, generation, remediation, discharge, disposal or release of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials

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Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case, as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution, or the protection of public health or safety (to the extent related to Hazardous Substances) or the environment, and all regulations implementing the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the interest-bearing account approved by the Parties and maintained by Escrow Agent in connection with the Escrow Agreement.
“Escrow Agent” means U.S. Bank National Association, as escrow agent under the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, dated September 30, 2021, by and among Buyer, Seller, and Escrow Agent.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” is defined in Section 1.3.
“Execution Date” is defined in the preamble.
“FAA” is the Federal Arbitration Act.
“Facilities” is defined in Section 1.2(e).
“Filings” is defined in Section 8.1(c)(1).
“Final Cash Consideration” is defined in Section 13.1(a).
“Final Settlement Date” is defined in Section 13.1(a).
“Final Settlement Statement” is defined in Section 13.1(a).
“Foreland” is defined in the Recitals.
“Foreland Amount” is defined in Section 11.3(c).
“Foreland JDA” means that certain Joint Development Agreement by and among Seller, Foreland and OpCo.
“Foreland PSA” is defined in the Recitals.

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“Foreland TPA” means the Foreland-Bain Tax Partnership, which is governed by the Tax Partnership Agreement between Seller and Foreland dated June 18, 2018 included as Exhibit J to the Foreland JDA.
“Foreland Tax Partnership” is defined in Section 6.13(i).
“Fraud” means, with respect to any Person, actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided, that such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently and shall only be deemed to exist if (a) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (b) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (c) such reliance and subsequent action or inaction by such other Person was justifiable, and (d) such action or inaction resulted in actual damages to such other Person.
“Fundamental Representations” means (a) with respect to Seller, the representations and warranties of Seller set forth in Sections 6.1 through 6.5, the representations and warranties of Seller set forth in Section 6.13, Section 6.24, and the certifications of the foregoing representations and warranties set forth in Seller’s Certificate and (b) with respect to Buyer, the representations and warranties of Buyer set forth in Section 7.1 through 7.3(a), the representations and warranties of Buyer set forth in Section 7.6, and the certifications of the foregoing representations and warranties set forth in the Buyer’s Certificate.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Deductible” is defined in Section 14.9(e).
“General Survival Period” is defined in Section 14.9(a).
“Governmental Authority” means (a) any federal, state, local, municipal, tribal, or other government, (b) any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or other taxing power, and (c) any court or governmental tribunal.
“Hazardous Substances” means any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, substances, compounds, or chemicals that are regulated by any Governmental Authority, or may form the basis of any liability, under any Environmental Laws, including petroleum, waste oil, hydrogen sulfide, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM or TE-NORM, asbestos, and man-made material fibers (to the extent the presence of such NORM, TE-NORM, asbestos, or man-made material fibers violates Environmental Laws).

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“Holdback Amount” is defined in Section 14.5(d)(1).
“Holdback Expiration Date” is defined in Section 14.5(d)(1).
“Hydrocarbons” means oil, gas, gas liquids, and all other hydrocarbons and non-hydrocarbons.
“Imbalance Volumes” means those wellhead, pipeline, gathering system, transportation system, and processing plant over-delivery or under-delivery Hydrocarbon imbalance volumes between the amount of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (1)  net income or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth, and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (2) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(1) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.
“Indemnified Party” is defined in Section 14.5(a).
“Indemnifying Party” is defined in Section 14.5(a).
“Invasive Activities” is defined in Section 3.2(a).
“Inventory” means, except for any Imbalance Volumes, all inventory of Hydrocarbons in storage or inventory (including any linefill).
    “Knowledge” means (a) with respect to Seller, the actual, conscious knowledge of any of the individuals listed in Subpart 1 of Schedule K; and (b) with respect to Buyer, the actual, conscious knowledge of any of the individuals listed in Subpart 2 of Schedule K.
“Lands” is defined in Section 1.2(a).
“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.
“Leases” is defined in Section 1.2(a).

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“Loss” or “Losses” means any and all payments, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, fees, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of owning or operating the Assets, expert fees, court costs, costs of consultants, accountants, and other agents and experts, costs of enforcement, and costs of collection) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to, or death of Persons, and other tortious injury, and (c) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at Law or equity.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that fully cures, remediates, remedies and removes the identified Environmental Defect in the lowest cost manner (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) sufficient to bring the affected Assets into compliance with applicable Environmental Laws, as compared to any other response that is required or allowed under applicable Environmental Laws; provided, however, if any Remediation is expected to extend for any period longer than two years after the Closing Date, the Lowest Cost Response will be calculated using the net present value of such Remediation using an 8% discount rate. The Lowest Cost Response shall include without limitation taking no action, leaving the condition unaddressed, periodic monitoring, or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and allow for the operation of the affected Asset in compliance with Environmental Laws.
“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event, development, circumstance, condition, occurrence or combination of the foregoing that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the Transaction contemplated hereby in accordance with the terms hereof or (b) a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events, developments, circumstances, conditions or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (1) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory

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conditions or changes in the industries in which such Person operates; (2) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (3) any change in the market price or trading volume of Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) any epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition); (6) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (7) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (8) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided further, however, that any change, effect, event, development, circumstance, condition or occurrence referred to in clause (1), (4) or (8) shall be taken into account for purposes of determining whether there has been a Material Adverse Effect if and to the extent that such change, effect, event, development, circumstance, condition or occurrence disproportionately adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.
“Material Contracts” means, the following types of Contracts included in the Assets or that relate to the Assets and to which Seller is a party as of the Execution Date:
(a)    any Contract that can reasonably be expected to involve aggregate payments or proceeds in excess of $50,000.00 during the current year or any subsequent fiscal year;
(b)    any sale or marketing agreement (excluding any operating agreement) to which Seller is a party for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in and to the Assets that is not cancelable without penalty or other material payment on not more than 60 days prior written notice;
(c)    excluding the Leases, any contract under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days or fewer notice or (B) involves an annual base rental of more than $10,000.00;
(d)    any contract that provides for a call upon, option to purchase or similar right, in each case, with respect to the Hydrocarbons produced from or attributable to the Assets;
(e)    any contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or any contract with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor;

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(f)    any joint venture, joint development or joint exploration agreement, production sharing agreements, term assignments, or farmout agreements;
(g)    other than office equipment leased in the ordinary course of Seller’s business, any agreement to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, respectively, from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset and excluding sales, in the ordinary course of Seller’s business, of any Hydrocarbons or obsolete inventory and equipment;
(h)    any agreement that contains a non-competition agreement or restriction or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which Seller or any of its Affiliates conducts business, including any area of mutual interest agreements;
(i)    any agreement between Seller, on the one hand, and any Affiliate of Seller, on the other hand; and
(j)    any agreement that constitutes a material modification in respect of any of the foregoing.
“Mcf” means one thousand cubic feet of natural gas volume.
“Net Casualty Loss” is defined in Section 8.4.
“Nonparty Affiliates” is defined in Section 15.13.
“NORM” means naturally occurring radioactive material.
“NRI” means the interest in and to all Hydrocarbons produced, saved, and marketed from or allocated to a Lease or Well after giving effect to all Burdens thereon.
“Outside Date” means December 29, 2021.
“OpCo” means Foreland Operating, LLC, a Texas limited liability company.
“Parties” and “Party” are defined in the preamble.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permit” means any credit, permit, license, approval, waiver, or similar qualification or authorization issued or given by any Governmental Authority.
“Permitted Encumbrances” is defined in Section 4.1(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

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“Phase I Activities” means a Phase I Environmental Site Assessment pursuant to ASTM International Standard Practice E1527-13 for Environmental Site Assessments: Phase I Environmental Site Assessment Process, with modifications to expand the scope as agreed to by Seller in its sole discretion.
“Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (a) the necessary and proper plugging, replugging, and abandonment of the Wells; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets in connection with any plugging, replugging, or abandonment of the Wells; (d) to the extent not covered by clause (b) above, the necessary and proper removal, abandonment, and decommissioning of the Facilities or otherwise comprising part of the Assets; and (e) the necessary and proper restoration of the surface and subsurface of the Lands included in the Assets (including any required reclamation) to the condition required by applicable Laws and contracts.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.
“Preliminary Settlement Statement” is defined in Section 2.3(b).
“Proceeding” means any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.
“Properties” is defined in Section 1.2(b).
“Property Expenses” is defined in Section 2.3(c).
“Property Taxes” means all ad valorem, real property, personal property, and all other similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes imposed on any transfer of the Assets under this Agreement.
“Push-Out Election” means the election under Section 6226(a) of the Code (as modified by the Revised Audit Rules), commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable.

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“Records” means all books, files, records, information and data (including all accounting and Tax information and data), whether written or electronically stored, in each case to the extent relating to the Assets (including with respect to the Foreland Tax Partnership), including: Lease files, land files, right-of-way files, Well files and records, Facility files, production records, mineral ownership reports, land and title records, surveys, maps, title opinions, product purchase and sale, gathering, and processing contracts, division order files, title information, production data, reports, maps, and logs.
“Rejection Notice” is defined in Section 5.2(a).
“Release” means the actual spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, migrating or escaping into the environment.
“Remediate” or “Remediation” means action taken to investigate, remove, correct, and/or remediate an Environmental Defect in accordance with applicable Environmental Laws.
“Remediation Costs” means the Lowest Cost Response sufficient to Remediate a particular Environmental Defect, calculated net to Seller’s interest. The Remediation Costs do not include (a) the costs of Buyer’s and/or its Affiliate’s employees, project manager(s), or attorneys, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities in connection with operation of the Assets, (c) overhead costs of Buyer and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, and (e) costs or expenses relating to the assessment, remediation, removal, abatement, transportation, and disposal of any asbestos, asbestos-containing materials, NORM, or TE-NORM (unless and to the extent the presence of such asbestos, NORM, or TE-NORM constitutes a violation of Environmental Laws as of the Execution Date).
“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, lenders, auditors, accountants, attorneys, reserve engineers, and representatives of a Person.
“Required Consent” means any Consent that, if not obtained by Closing, would, by the express terms of the applicable instrument or Contract (a) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the conveyance of an Asset or (b) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the underlying Asset, including any such restriction that by its express terms includes words such as or with similar effect as “the failure to obtain such Consent will void the assignment” or “the failure to obtain such Consent will void this lease”.
“Required Information” means1
NTD: We understand that the Parties have discussed. This information may be requested, but only post-closing, if at all.

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(a)    financial information relating to Seller and the Assets requested by Earthstone reasonably necessary for Earthstone to prepare a customary pro forma consolidated balance sheet and pro forma consolidated statements of income and cash flows for the fiscal year most recently ended for which audited financial statements are required and similar financial information for the three months ended March 31, 2021, the six months ended June 30, 2021, the nine months ended September 30, 2021 and any period subsequent from September 30, 2021 to the Closing Date;
(b)    financial information (including information to prepare disclosures required under ASC 932-235-50 et seq.) relating to Seller and the Assets requested by Earthstone including audited statements of revenues and direct operating expenses of the Assets for the years ended December 31, 2020 and 2019 prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB and unaudited statements of revenues and direct operating expenses of the Assets for the three months ended March 31, 2021, the six months ended June 30, 2021, the nine months ended September 30, 2021 and any period subsequent from September 30, 2021 to the Closing Date;
(c)    a reserve report relating to the Assets prepared by an independent petroleum engineering firm as of December 31, 2020 or other period as reasonably requested by Earthstone; and
(d)    all other financial, operating and oil and gas reserve data and other information relating to Seller and the Assets of the type and form customarily included in a proxy statement under Section 14(a) of the Exchange Act or registration statement on Form S-4 under the Securities Act.
“Restricted Asset” is defined in Section 4.5(a).
“Retained Liabilities” is defined in Section 14.2.
“Revised Audit Rules” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of law, including Treasury Regulations promulgated thereunder, court decisions and administrative guidance.
“Scheduled Closing Date” is defined in Section 12.1.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” means all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by Earthstone since January 1, 2021 under the Securities Act, the Exchange Act, and all other federal securities laws, including all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since January 1, 2021.

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“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” is defined in Section 8.1(c)(1).
“Seller” is defined in the preamble.
“Seller Group” means, individually and in any combination, (a) Seller and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Seller in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.
“Seller Taxes” means (a) Income Taxes imposed by any applicable Law on Seller, any of Seller’s direct or indirect owners or Affiliates or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (b) any Asset Taxes allocable to Seller under Article IX (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Base Purchase Price made under Section 2.3 and/or Section 13.1, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes under Section 9.3); (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets; (d) any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition) imposed on or attributable to the acquisition, ownership or operation of the Assets or production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending prior to the Effective Time; and (e) any Transfer Taxes allocated to Seller under Section 9.7.
“Seller’s Certificate” is defined in Section 12.3(e).
“Severance Taxes” mean all extraction, production, sales, use, excise, severance, and all other similar Taxes with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes imposed on any transfer of the Assets under this Agreement.
“Specified Exceptions” means any (1) action or inaction that constitutes Fraud, (2) any breach or inaccuracy of any of Seller’s Fundamental Representations, or (3) the Retained Liabilities.
“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such

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date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
“Supporting Documentation” for a particular Title Defect means, (a) if the basis is derived from any document, a copy of such document (or pertinent part thereof) or (b) if the basis is derived from any gap in Seller’s chain of title, the recorded documents, run sheet, or other evidence showing such gap, or (c) if the basis is not as described in clauses (a) and (b), then reasonable, written documentation that is sufficient for Seller to verify the existence of the alleged Title Defect.
“Surface Interests” is defined in Section 1.2(d).
“Suspense Funds” means funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled therewith.
“Target Formation” means the entire Wolfcamp formation, being the correlative interval from 5,990 feet to 7,359 feet as seen in the Platform Express log for the Captain Coll 15 #1H well operated by OpCo, located in Irion County, Texas (API No. 42-235-35153).
“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, privilege taxes, conservation taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, unclaimed property, and escheat obligations and charges of the same or of a similar nature to any of the foregoing.
“Tax Controversy” is defined in Section 9.9(d).
“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund, or other written information provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any and all attachments, amendments, and supplements thereto.
“TE-NORM” means technologically enhanced NORM.
“Termination Fee” means an amount, in cash equal to the lesser of (a) all of Buyer’s and Earthstone’s reasonable and documented out-of-pocket costs and expenses incurred by Buyer and Earthstone and paid (or payable) to third Persons that are not an Affiliate of Buyer or Earthstone (or both of Buyer and Earthstone), or (b) $500,000.00.

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“Third-Party Claim” is defined in Section 14.5(b)(1).
“Title Arbitrator” is defined in Section 4.4(b).
“Title Benefit” is defined in Section 4.3(a).
“Title Benefit Amount” is defined in Section 4.3(d).
“Title Benefit Notice” is defined in Section 4.3(b).
“Title Benefit Notice Date” means the date that is one Business Day prior to the Defect Notice Date.
“Title Defect” is defined in Section 4.1(c).
“Title Defect Adjustment” is defined in Section 4.2(d)(2).
“Title Defect Amount” is defined in Section 4.1(d).
“Title Defect Notice” is defined in Section 4.2(c).
“Title Defect Property” is defined in Section 4.2(c).
“Title Disputed Matters” is defined in Section 4.4(a).
“Title Threshold” means an amount equal to $50,000.00 (on an 8/8ths basis).
“Transaction” is defined in Section 2.1(c).
“Transaction Documents” means each of the documents delivered at Closing under Section 12.3 together with all other documents, certificates, and instruments delivered under this Agreement.
“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, real estate transfer, land transfer, stamp, documentary, notarial, filing, recording, and similar Taxes (excluding Income Taxes, Severance Taxes and Property Taxes).
“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.
“Unadjusted Base Purchase Price” means the Cash Consideration.
“Units” is defined in Section 1.2(a).
“Unresolved Claim” is defined in Section 14.5(d)(3).
“Wells” is defined in Section 1.2(b).

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“WI” means the percentage interest in and to a Lease or Well that is burdened with the obligation to bear and pay costs and expenses of exploration, drilling, maintenance, development, abandonment, and operations on or in connection with such Lease or Well required to be borne with respect thereto, but without regard to the effect of Burdens.

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